Exhibit 10.10

WAREHOUSE LOAN AND SECURITY AGREEMENT

Dated as of February 10, 2000, as Amended

and Restated to and including February 4, 2005

AAMES INVESTMENT CORPORATION

as a Borrower

and

AAMES CAPITAL CORPORATION

as a Borrower

and

AAMES FUNDING CORPORATION

as a Borrower

and

GREENWICH CAPITAL FINANCIAL PRODUCTS, INC.

as Lender

i

Section 6.	Representations and Warranties	35

6.01.	Existence	35

6.02.	Financial Condition	35

6.03.	Litigation	35

6.04.	No Breach	36

6.05.	Action	36

6.06.	Approvals	36

6.07.	Margin Regulations	36

6.08.	Taxes	36

6.09.	Investment Company Act	37

6.10.	No Legal Bar	37

6.11.	No Default	37

6.12.	Collateral; Collateral Security	37

6.13.	Chief Executive Office; Chief Operating Office	37

6.14.	Location of Books and Records	38

6.15.	True and Complete Disclosure	38

6.16.	Tangible Net Worth; Liquidity	38

6.17.	ERISA	38

6.18.	Licenses	38

6.19.	Relevant States	39

6.20.	True Sales	39

6.21.	No Burdensome Restrictions	39

6.22.	Subsidiaries	39

6.23.	Origination and Acquisition of Mortgage Loans	39

6.24.	No Adverse Selection	39

6.25.	Borrowers Solvent; Fraudulent Conveyance	39

6.26.	Insured Closing Letter	39

6.27.	Escrow Letter	40

Section 7.	Covenants of the Borrowers	40

7.01.	Financial Statements	40

7.02.	Litigation	42

7.03.	Existence, Etc	42

7.04.	Prohibition of Fundamental Changes	43

7.05.	Borrowing Base Deficiency	43

7.06.	Notices	43

7.07.	Servicing	44

7.08.	Underwriting Guidelines	44

7.09.	Lines of Business	44

7.10.	Transactions with Affiliates	44

7.11.	Application of Funding	44

7.12.	Limitation on Liens	44

7.13.	Limitation on Sale of Assets	44

7.14.	[Intentionally Omitted]	44

7.15.	Maintenance of Liquidity	44

7.16.	Maintenance of Tangible Net Worth	45

7.17.	[Intentionally Omitted]	45

7.18.	[Intentionally Omitted]	45

7.19.	Servicing Transmission	45

7.20.	No Amendment or Waiver	45

7.21.	Maintenance of Property; Insurance	45

7.22.	Further Identification of Collateral	45

7.23.	Mortgage Loan Determined to be Defective	45

7.24.	Interest Rate Protection Agreements	46

7.25.	Covenants of the Borrowers with respect to the Collateral	46

7.26.	Certificate of a Responsible Officer of each Borrower	46

7.27.	Deposit of Collections	47

Section 8.	Events of Default.	47

8.01.	Events of Default	47

8.02.	Remedies Upon Default	49

Section 9.	No Duty on Lender's Part	50

Section 10.	Miscellaneous.	50

10.01.	Waiver	50

10.02.	Notices	51

10.03.	Indemnification and Expenses	51

10.04.	Amendments	52

10.05.	Successors and Assigns	52

10.06.	Survival	52

10.07.	Captions	52

10.08.	Counterparts	52

10.09.	Warehouse Agreement Constitutes Security Agreement; Governing Law	52

10.10.	SUBMISSION TO JURISDICTION; WAIVERS	52

10.11.	WAIVER OF JURY TRIAL	53

10.12.	Acknowledgments	53

10.13.	Hypothecation or Pledge of Collateral	53

10.14.	Assignments; Participations	54

10.15.	Servicing	55

10.16.	Periodic Due Diligence Review	56

10.17.	Set-Off	56

10.18.	Intent	57

10.19.	Joint and Several Liability	57

SCHEDULES

SCHEDULE 1	Representations and Warranties re: Mortgage Loans
SCHEDULE 2	[Intentionally Omitted]
SCHEDULE 3	Filing Jurisdictions and Offices
SCHEDULE 4	Relevant States
SCHEDULE 5	Subsidiaries

EXHIBITS

EXHIBIT A	Form of Promissory Note
EXHIBIT B	[Intentionally Omitted]
EXHIBIT C	Form of Opinion of Counsel to the Borrowers
EXHIBIT D	Form of Notice of Borrowing and Pledge
EXHIBIT E	Underwriting Guidelines
EXHIBIT F	Required Fields for Servicing Transmission
EXHIBIT G	Required Fields for Mortgage Loan Data Transmission
EXHIBIT H	Form of Borrowing Base Certificate
EXHIBIT I	Form of Confidentiality Agreement
EXHIBIT J	Form of Subservicer Instruction Letter
EXHIBIT K	Form of Power of Attorney
EXHIBIT L	Form of Escrow Letter
EXHIBIT M	List of Settlement Agents

WAREHOUSE LOAN AND SECURITY AGREEMENT

WAREHOUSE LOAN AND SECURITY AGREEMENT, dated as of February 10, 2000, as amended and restated to and including February 4, 2005, among AAMES INVESTMENT CORPORATION, a Maryland corporation, AAMES CAPITAL CORPORATION, a California corporation, as a Borrower, AAMES FUNDING CORPORATION, a California corporation, as a Borrower (each a “Borrower”, collectively, the “Borrowers”) and GREENWICH CAPITAL FINANCIAL PRODUCTS, INC., a Delaware corporation (the “Lender”).

RECITALS

The Borrowers and the Lender have entered into a Warehouse Loan and Security Agreement dated as of February 10, 2000, as amended and restated to and including March 21, 2002 (the “Existing Agreement”), which the Borrowers and the Lender have agreed to amend and restate pursuant to this amended and restated Warehouse Agreement (as defined herein) to include all previously executed amendments to the Existing Agreement and certain additional changes reflected herein. Such amendment and restatement is desired by the parties hereto, in lieu of a further amendment hereto, to enhance the clarity and readability of this Warehouse Agreement.

The Borrowers wish to obtain financing from time to time to provide interim funding for the origination and acquisition of certain Mortgage Loans (as defined herein).

The Lender has agreed, subject to the terms and conditions of this Warehouse Agreement, to provide such financing to the Borrowers.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Definitions and Accounting Matters.

1.01. Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Warehouse Agreement in the singular to have the same meanings when used in the plural and vice versa):

“Aames Capital” shall mean Aames Capital Corporation and any permitted successors and assigns.

“Aames Financial” shall mean Aames Financial Corporation and any permitted successors and assigns.

“Aames Funding” shall mean Aames Funding Corporation and any permitted successors and assigns.

“Aames Investment” shall mean Aames Investment Corporation and any permitted successors and assigns.

“Accepted Servicing Practices” shall mean, with respect to any Mortgage Loan, accepted and prudent mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loans in the jurisdiction where the related Mortgaged Property is located and in a manner at least equal in quality to the servicing the Borrowers or Borrowers’ designees provide to mortgage loans which they own in their own portfolio.

“Adjusted Indebtedness” shall mean, with respect to any Person, the Total Indebtedness of such Person and its Subsidiaries, less outstanding REIT portfolio debt.

“Advance” shall have the meaning provided in Section 2.01 hereof.

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person, excluding any Person which would otherwise meet the definition of Affiliate with respect to Aames Investment unless such Person directly owns more than 21% of the capital stock of Aames Investment as of November 3, 2004. For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the directors or managing general partners (or their equivalent) or such Person, or (b) to directly or indirectly cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“ALTA” means the American Land Title Association.

“Applicable Collateral Percentage” shall mean:

(A) in the case of Eligible Mortgage Loans which secure Tranche A or Tranche B Advances, (i) for the first 180 days following the date such Eligible Mortgage Loan first becomes subject to the terms of this Warehouse Agreement, with respect to each such Advance:

(a)	with respect to Eligible Mortgage Loans as to which scheduled payments of principal and interest are not more than 59 days past due, 100%;

(b)	with respect to Eligible Mortgage Loans as to which scheduled payments of principal and interest are more than 59 days past due, 85%; and

(ii)	thereafter, 0%; and

(B) in the case of Eligible Mortgage Loans which secure Tranche C Advances (i) for the first six Business Days following the date such Eligible Mortgage Loan first becomes subject to the terms of this Warehouse Agreement, with respect to each Advance, the lesser of (a) 100%, or (b) the percentage of par equal to the full wire amount required to originate such Eligible Mortgage Loan; and (ii) thereafter, 0%; and

(C) in the case of Eligible Mortgage Loans which secure Tranche D Advances, 75%; and

(D) in the case of Eligible Mortgage Loans which secure Tranche E Advances, 50%.

“Applicable Margin” shall mean, with respect to Advances that are Tranche A Advances, Tranche B Advances, Tranche C Advances, Tranche D Advances and Tranche E Advances the applicable rate per annum set forth below:

Tranche A Advances: (a) 0.95% for any date on which the aggregate outstanding amount of Tranche A Advances plus Tranche C Advances is equal to or greater than $100,000,000, and (b) otherwise, 1.50%

Tranche B Advances: 1.50%

Tranche C Advances: 1.75%

Tranche D Advances: 2.00%

Tranche E Advances: 2.00%.

“Appraised Value” shall mean the value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

“Approved Title Insurance Company” shall mean a nationally recognized title insurance company or any other title insurance company approved by the Lender in its sole discretion.

“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment and pledge of the Mortgage.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Best’s” means Best’s Key Rating Guide, as the same shall be amended from time to time.

“Borrower” or “Borrowers” shall have the meaning provided in the heading hereof.

“Borrowing Base” shall mean the aggregate Collateral Value of all Collateral that has been, and remains pledged to the Lender hereunder.

“Borrowing Base Certificate” shall mean the certificate prepared by the Lender substantially in the form of Exhibit H, attached hereto.

“Borrowing Base Deficiency” shall have the meaning provided in Section 2.06 hereof.

“Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York, the Custodian or banking and savings and loan institutions in the State of New York, Connecticut or California or the City of New York or the city or state in which the Custodian’s offices are located are closed, or (iii) a day on which trading in securities on the New York Stock Exchange or any other major securities exchange in the United States is not conducted.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Warehouse Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by Standard and Poor’s Ratings Group (“S&P”) or P-1 or the equivalent thereof by Moody’s Investors Service, Inc. (“Moody’s”) and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning assigned to such term in Section 4.01(b) hereof.

“Collateral Value” shall mean (a) with respect to each Wet Loan, the product of the related Applicable Collateral Percentage times the original outstanding principal balance of such Wet Loan, and (b) with respect to each Mortgage Loan which is not a Wet Loan, the lesser of (i) the product of the related Applicable Collateral Percentage times the Market Value thereof and (ii) the product of the outstanding principal balance of such Mortgage Loan times (x) 100% with respect to any Eligible Mortgage Loan (other than a Document Deficiency Repurchased Mortgage Loan) as to which scheduled payments of principal and interest are not more than 59 days past due; or (y) 85% with respect to any Eligible Mortgage Loan (other than a Document Deficiency Repurchased Mortgage Loan) as to which scheduled payments of principal and interest are more than 59 days past due; or (z) 75% with respect to any Eligible Mortgage Loan which is a Document Deficiency Repurchased Mortgage Loan; provided that, notwithstanding the foregoing, the Collateral Value of any Mortgage Loan which secures a Tranche E Advance shall be equal to the lesser of (i) the product of the Applicable Collateral Percentage times the Market Value thereof, and (ii) 50% times the outstanding principal balance of such Mortgage Loan; provided, further that, the Collateral Value shall be deemed to be zero with respect to each Mortgage Loan:

(1) in respect of which there is a material breach of a representation and warranty set forth on Schedule 1 (assuming each representation and warranty is made as of the date Collateral Value is determined) or a Material Exception which was not otherwise waived by the Lender;

(2) except with respect to a Document Deficiency Repurchased Mortgage Loan or an Early Payment Default Repurchased Mortgage Loan, which the Lender determines, in its reasonable discretion that such Mortgage Loan is not eligible for sale in the secondary market or for securitization without unreasonable credit enhancement;

(3) which has been released from the possession of the Custodian under Section 5(a) of the Custodial Agreement to the Borrower or its bailee for a period in excess of the period specified in the Custodial Agreement;

(4) which has been released from the possession of the Custodian under Section 5(b) of the Custodial Agreement under any Transmittal Letter in excess of the time period stated in such Transmittal Letter for release;

(5) in respect of which (a) the related Mortgaged Property is the subject of a foreclosure proceeding or (b) the related Mortgage Note has been extinguished under relevant state law in connection with a judgment of foreclosure or foreclosure sale or otherwise;

(6) in respect of which the related Mortgagor is the subject of a bankruptcy proceeding;

(7) except with respect to an Early Payment Default Repurchased Mortgage Loan, if the Mortgagor has not made its first payment on the related Mortgage Loan within forty-five days of its related Due Date;

(8) if such Mortgage Loan is more than 59 days past due with respect to scheduled payments of principal and interest and the Collateral Value of such Mortgage Loan when added to the aggregate Collateral Value of all other Mortgage Loans which are more than 59 days past due with respect to scheduled payments of principal and interest exceeds, at any time, the lesser of (a) $7,500,000, and (b) 5% of the aggregate outstanding amount of all Advances;

(9) if, with respect to such Mortgage Loan, the Borrower has provided the Lender with a lost note affidavit and the Collateral Value of such Mortgage Loan when added to the aggregate Collateral Value of all other Mortgage Loans for which a lost note affidavit was provided to the Lender exceeds $1,000,000 at any time;

(10) if the Borrower has delivered a lost note affidavit to the Lender and such Mortgage Loan is either (i) more than 29 days delinquent with respect to scheduled payments of principal and interest or (ii) remains pledged to the Lender hereunder more than 90 days after the date on which it is first included in the Collateral;

(11) if such Mortgage Loan is delinquent with respect to scheduled payments of principal and interest for ninety (90) or more days;

(12) if the Borrower has delivered a lost note affidavit to the Lender or the Custodian for Mortgage Loans securing any Advances which have not been repaid on a date which is not more than ninety (90) days from the related Funding Date;

(13) if such Mortgage Loan is a Wet Loan and the Collateral Value of such Mortgage Loan when added to the aggregate Collateral Value of all other Wet Loans exceeds (A) $75,000,000 on any day which occurs during the period from the seventh to last day of each calendar month through and including the seventh day of the next succeeding calendar month, or (B) $50,000,000 on any other date; provided that, such amount shall be reduced by 50% in the event that the Aames Investment has cash, Cash Equivalents and unused borrowing capacity on unencumbered assets that could be drawn against (taking into account required haircuts) under committed warehouse and repurchase facilities in an amount less than $20,000,000;

(14) except with respect to a Document Deficiency Repurchased Mortgage Loan, if, with respect to such Mortgage Loan, the Custodian is not in possession of all Required Documents and other Mortgage Loan documents required to be delivered pursuant to the Custodial Agreement including, but not limited to, (except with respect to Wet Loans): the original note with complete chain of endorsements or a lost note affidavit in form reasonably acceptable to the Lender; original mortgage or deed of trust with complete chain of assignments (such documents may be copies certified by the Borrower as sent for recordation); modification agreements; and a title policy, title commitment or preliminary title report;

(15) if such Mortgage Loan is a Second Lien Mortgage Loan which has been subject to the terms of this Warehouse Agreement for more than 120 days;

(16) if such Mortgage Loan is a Second Lien Mortgage Loan and the Collateral Value of such Second Lien Mortgage Loan when added to the aggregate Collateral Value of all other Second Lien Mortgage Loans exceeds, at any time, $15,000,000;

(17) if such Mortgage Loan is a Second Lien Mortgage Loan (other than a Concurrent Second Lien Mortgage Loan) and the Collateral Value of such Second Lien Mortgage Loan when added to the aggregate Collateral Value of all other Second Lien Mortgage Loans which are not Concurrent Second Lien Mortgage Loans exceeds, at any time, $7,500,000; or

(18) if such Mortgage Loan is a Second Lien Mortgage Loan that has been subject to the terms of this Warehouse Agreement for 90 or more days and the Collateral Value of such Second Lien Mortgage Loan when added to the aggregate Collateral Value of all other Second Lien Mortgage Loans that have been subject to the terms of this Warehouse Agreement for 90 or more days exceeds, at any time, $7,500,000;

(19) if such Mortgage Loan is (a) a Full Document Loan and the related LTV is greater than 97% and the FICO score of the related Mortgagor is less than 650 but not less than 600, or (b) not a Full Document Loan and the related LTV is greater than 85% and the FICO Score of the related Mortgagor is less than 650 but not less than 620, and the Collateral Value of such Mortgage Loan when added to the aggregate Collateral Value of all other Mortgage Loans described in subclauses (a) and (b), exceeds, at any time, $15,000,000;

(20) if such Mortgage Loan is a Full Document Loan and the related LTV is greater than 97% and the FICO score of the related Mortgagor is less than 600, or (b) a Mortgage Loan which is not a Full Document Loan and the related LTV is greater than 85% and the FICO Score of the related Mortgagor is less than 620;

(21) if such Mortgage Loan is a Document Deficiency Repurchased Mortgage Loan or an Early Payment Default Repurchased Mortgage Loan which has been subject to the terms of this Warehouse Agreement for more than 180 days;

(22) if such Mortgage Loan is an Early Payment Default Repurchased Mortgage Loans and the Collateral Value of such Early Payment Default Repurchased Mortgage Loan when added to the aggregate Collateral Value of all other Early Payment Default Repurchased Mortgage Loans exceeds, at any time, $5,000,000; or

(23) if such Mortgage Loan is a Document Deficiency Repurchased Mortgage Loan or an Early Payment Default Repurchased Mortgage Loan and the Collateral Value of such Document Deficiency Repurchased Mortgage Loan or Early Payment Default Repurchased Mortgage Loan when added to the aggregate Collateral Value of all other Document Deficiency Repurchased Mortgage Loans and Early Payment Default Repurchased Mortgage Loans exceeds, at any time, $10,000,000.

“Collections” shall mean the collective reference to Tranche A Collections, Tranche B Collections, Tranche C Collections, Tranche D Collections and Tranche E Collections.

“Combined LTV or CLTV” means with respect to any Mortgage Loan, the ratio of (i) the original outstanding principal amount of the Mortgage Loan and any other mortgage loan which is secured by a lien on the related Mortgaged Property at the time of the applicable Borrower’s funding of such Mortgage Loan (ii) the lesser of (a) the Appraised Value of the Mortgaged Property at origination or (b) if the Mortgaged Property was purchased within 6 months of the origination of the Mortgage Loan, the purchase price of the Mortgaged Property.

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with either Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes either Borrower and which is treated as a single employer under Section 414 of the Code.

“Concurrent Second Lien Mortgage Loan” shall mean a Second Lien Mortgage Loan as to which the prior lien on such Mortgaged Property is secured by financing which was obtained by the related Mortgagor from the related Borrower at the same time that such Second Lien Mortgage Loan was originated.

“Contractual Obligation” shall mean as to any Person, any material provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or any material provision of any security issued by such Person.

“Cooperative Corporation” shall mean with respect to any Cooperative Loan, the cooperative apartment corporation that holds legal title to the related Cooperative Project and grants occupancy rights to units therein to stockholders through Proprietary Leases or similar arrangements.

“Cooperative Loan” shall mean a Mortgage Loan that is secured by a first lien on and a perfected security interest in Cooperative Shares and the related Proprietary Lease granting exclusive rights to occupy the related Cooperative Unit in the building owned by the related Cooperative Corporation.

“Cooperative Project” shall mean with respect to any Cooperative Loan, all real property and improvements thereto and rights therein and thereto owned by a Cooperative Corporation including without limitation the land, separate dwelling units and all common elements.

“Cooperative Shares” shall mean with respect to any Cooperative Loan, the shares of stock issued by a Cooperative Corporation and allocated to a Cooperative Unit and represented by a stock certificate.

“Cooperative Unit” shall mean with respect to any Cooperative Loan, a specific unit in a Cooperative Project.

“Custodial Agreement” shall mean the Custodial Agreement, dated as of January 24, 2001 among Aames Capital Corporation, Aames Funding Corporation, the Custodian and the Lender, as the same shall be modified and supplemented and in effect from time to time.

“Custodian” shall mean Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), its successors and permitted assigns.

“Custodian Loan Transmission” shall have the meaning provided in the Custodial Agreement.

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Disbursement Account” shall have the meaning ascribed to such term in the Custodial Agreement.

“Document Deficiency Repurchased Mortgage Loan” shall mean any Mortgage Loan which has been repurchased by the Borrower pursuant to the terms of any whole loan transfer or pass-through transfer due to document deficiencies which have been disclosed to the Lender and are acceptable to the Lender in its sole discretion.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Due Date” means the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Due Diligence Review” shall mean the performance by the Lender of any or all of the reviews permitted under Section 10.16 hereof with respect to any or all of the Mortgage Loans or the Borrowers or related parties, as desired by the Lender from time to time.

“Early Payment Default Repurchased Mortgage Loan” shall mean any Mortgage Loan which has been repurchased by the Borrower pursuant to the terms of any whole loan transfer or pass-through transfer due to a first or early payment default by the related Mortgagor.

“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 5.01 shall have been satisfied.

“Eligible Mortgage Loan” shall mean a Mortgage Loan which is made to a Mortgagor secured by a first or second mortgage lien (as reflected on the Mortgage Loan Data Transmission) on a one-to-four family residential property and as to which (a) the representations and warranties in Section 6.12 and 6.23 and Schedule 1 hereof are correct, (b)

was originated or acquired by the Borrowers in accordance with the applicable Borrower’s or Lender approved third party’s Underwriting Guidelines not more than 60 days prior to the related Funding Date, (c) except with respect to any Wet Loan, contains all required Mortgage Loan Documents without any Material Exception, (d) such other customary criteria for eligibility determined by the Lender shall have been satisfied, and (e) in the case of a Wet Loan, the following additional conditions are satisfied:

(i) the proceeds thereof have been funded (or, on the date of the Advance supported by a Notice of Borrowing and Pledge are being funded) by wire transfer or cashier’s check, cleared check or draft or other form of immediately available funds to the Settlement Agent for such Wet Loan;

(ii) the Borrowers expect such Wet Loan to close on the disbursement date and become a valid lien securing actual indebtedness by funding to the order of the Mortgagor thereunder;

(iii) the proceeds thereof have not been returned to the Lender or its agent from the Settlement Agent for such Wet Loan;

(iv) neither Borrower has learned that such Wet Loan will not be closed and funded to the order of the Mortgagor;

(v) upon recordation such Mortgage Loan will constitute a first or second lien on the premises described therein; and

(vi) the Borrowers shall have obtained an Insured Closing Letter and Escrow Letter with respect to such Wet Loan (or, with respect to any Mortgaged Property located in New York State, a comparable letter as customarily provided for closings occurring in such state).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which either Borrower is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which such Borrower is a member.

“Escrow Letter” shall mean a letter substantially in the form of Exhibit L hereto.

“Escrow Payments” means with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

“Event of Default” shall have the meaning provided in Section 8 hereof.

“Exception Report” shall mean the exception report prepared by the Custodian pursuant to the Custodial Agreement.

“Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Lender from three primary dealers (other than an affiliate of the Lender).

“FHLMC” means the Federal Home Loan Mortgage Corporation, or any successor thereto.

“First Lien” shall mean with respect to each Mortgaged Property, the lien of the mortgage, deed of trust or other instrument securing a mortgage note which creates a first lien on the Mortgaged Property.

“First Lien Mortgage Loan” shall mean an Eligible Mortgage Loan secured by a First Lien on the Mortgaged Property, subject only to Permitted Exceptions.

“FNMA” means the Federal National Mortgage Association, or any successor thereto.

“Full Document Loan” means a mortgage loan which was underwritten in accordance with Underwriting Guidelines which require the related Mortgagor to complete a detailed application designed to provide pertinent credit information and pursuant to which the Mortgagor is required to provide full documentation of the Mortgagor’s income and assets and such information is fully verified by the Borrower.

“Funding Date” shall mean the date on which an Advance is made hereunder.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over either Borrower, any of its Subsidiaries or any of its properties.

“Gross Margin” means with respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay, by swap agreement or other credit derivatives, or otherwise), provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance, or other obligations in respect of a Mortgaged Property, to the extent required by the Lender. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) Indebtedness of general partnerships of which such Person is a general partner; and (j) any other indebtedness of such Person by a note, bond, debenture or similar instrument.

“Index” means with respect to each adjustable rate Mortgage Loan, the index set forth in the related Mortgage Note for the purpose of calculating the interest rate thereon.

“Instruction Letter” shall mean a letter agreement between the Borrowers and each Subservicer substantially in the form of Exhibit J attached hereto, in which such Persons acknowledge the Lender’s security interest in the Mortgage Loans, and agree to remit any collections with respect to the Mortgage Loans as the Lender may so direct from time to time, which Instruction Letter may be delivered by Lender to such Subservicer in its sole discretion.

“Insurance Proceeds” means with respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

“Insured Closing Letter” means a letter of indemnification from an Approved Title Insurance Company addressed to the Borrower with coverage that is customarily acceptable to Persons engaged in the origination of mortgage loans, identifying the Settlement Agent covered thereby.

“Interest Period” shall mean, with respect to any Advance, (i) initially, the period commencing on the Funding Date with respect to such Advance and ending on the calendar day prior to the Payment Date of the next succeeding month, and (ii) thereafter, each period commencing on the Payment Date of a month and ending on the calendar day prior to the Payment Date of the next succeeding month. Notwithstanding the foregoing, no Interest Period may end after the Termination Date.

“Interest Rate Adjustment Date” means with respect to each adjustable rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

“Interest Rate Protection Agreement” shall mean with respect to any or all of the Mortgage Loans and/or Advances, any interest rate swap, cap or collar agreement or any other applicable hedging arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies entered into by either Borrower and reasonably acceptable to the Lender.

“Lender” shall have the meaning assigned thereto in the heading hereto.

“LIBO Base Rate” shall mean with respect to each day an Advance is outstanding (or if such day is not a Business Day, the next succeeding Business Day), the rate per annum equal to the rate published by Bloomberg or if such rate is not available, the rate appearing at page 3750 of the Telerate Screen as one-month LIBOR on such date, and if such rate shall not be so quoted, the rate per annum at which the Lender is offered Dollar deposits at or about 11:00 A.M., eastern time, on such date by prime banks in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Advances are then being conducted for delivery on such day for a period of one month and in an amount comparable to the amount of the Advances to be outstanding on such day.

“LIBO Rate” shall mean with respect to each Interest Period pertaining to an Advance, a rate per annum determined by the Lender in its sole discretion in accordance with the following formula (rounded upwards to the nearest l/100th of one percent), which rate as determined by the Lender shall be conclusive absent manifest error by the Lender:

LIBO Base Rate
1.00 – LIBO Reserve Requirements

The LIBO Rate shall be calculated each Funding Date and Payment Date commencing with the first Funding Date.

“LIBO Reserve Requirements” shall mean for any Interest Period for any Advance, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements applicable to the Lender in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto), dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such Governmental Authority. As of the Effective Date, the LIBO Reserve Requirements shall be deemed to be zero.

“Lien” shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Loan Documents” shall mean collectively, this Warehouse Agreement, the Note and the Custodial Agreement and any other document executed in connection therewith.

“Loan Party” shall mean collectively, the Borrowers.

“Loan-to-Value Ratio” or “LTV” means with respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan to the lesser of (a) the Appraised Value of the Mortgaged Property at origination or (b) if the Mortgaged Property was purchased within 6 months of the origination of the Mortgage Loan, the purchase price of the Mortgaged Property.

“Market Value” shall mean the value, determined by the Lender in its sole reasonable discretion, of the Mortgage Loans if sold in its entirety to a single third-party purchaser. In determining Market Value, the Lender may take into account (a) customary factors, including, but not limited to current market conditions and the fact that the Mortgage Loans may be sold under circumstances in which the Borrowers, as originators of the Mortgage Loans, is in default under the Warehouse Agreement, and (b) firm take-out commitments from investment grade purchasers in favor of the Borrowers covering the Mortgage Loans or mortgage loans substantially similar to the Mortgage Loans to the extent recently obtained and during similar market conditions. The Lender’s determination of Market Value shall be conclusive upon the parties, absent manifest error on the part of the Lender. The Lender shall have the right to mark to market the Mortgage Loans on a daily basis which Market Value may be determined to be zero. The Borrowers acknowledge that the Lender’s determination of Market Value is for the limited purpose of determining Collateral Value for lending purposes hereunder without the ability to perform customary purchaser’s due diligence and is not necessarily equivalent to a determination of the fair market value of the Collateral achieved by obtaining competing bids in an orderly market in which the originator/servicer is not in default under a revolving debt facility and the bidders have adequate opportunity to perform customary loan and servicing due diligence.

“Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, operations, financial condition or prospects of the a Borrower, (b) the ability of a Borrower to perform in all material respects its obligations under any of the Loan Documents to which it is a party, (c) the validity or enforceability in all material respects of any of the Loan Documents, (d) the rights and remedies of the Lender under any of the Loan Documents, (e) the Collateral (except for changes in Market Value due to market conditions).

“Material Exception” shall have the meaning assigned thereto in the Custodial Agreement.

“Maximum Credit” shall mean $700,000,000.

“Monthly Payment” means the scheduled monthly payment of principal and interest on a Mortgage Loan as adjusted in accordance with changes in the Mortgage Interest Rate pursuant to the provisions of the Mortgage Note for an adjustable rate Mortgage Loan.

“Mortgage” shall mean the mortgage, deed of trust or other instrument, which creates a first lien or second lien (as indicated on the Mortgage Loan Data Transmission) on either (i) with respect to a Mortgage Loan other than a Cooperative Loan, the fee simple or leasehold estate in such real property or (ii) with respect to a Cooperative Loan, the Proprietary Lease and related Cooperative Shares, which in either case secures the Mortgage Note.

“Mortgage File” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgage Interest Rate” means the annual rate of interest borne on a Mortgage Note, which shall be adjusted from time to time with respect to adjustable rate Mortgage Loans.

“Mortgage Interest Rate Cap” means with respect to an adjustable rate Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.

“Mortgage Loan” shall mean a mortgage loan or Cooperative Loan which the Custodian has been instructed to hold for the Lender pursuant to the Custodial Agreement, and which Mortgage Loan includes, without limitation, (i) a Mortgage Note, the related Mortgage and all other Mortgage Loan Documents and (ii) all right, title and interest of the applicable Borrower in and to the Mortgaged Property covered by such Mortgage.

“Mortgage Loan Data Transmission” shall mean a computer-readable magnetic or other electronic format incorporating the fields identified on Exhibit G.

“Mortgage Loan Documents” shall mean, with respect to a Mortgage Loan, the documents comprising the Mortgage File for such Mortgage Loan.

“Mortgage Loan List” shall mean the hard copy report provided by the Borrowers which shall include with respect to each Mortgage Loan to be included as Collateral: (i) the Mortgage Loan number, (ii) the Mortgagor’s name, (iii) the original principal amount of the Mortgage Loan and (iv) the current principal balance of the Mortgage Loan.

“Mortgage Note” shall mean the original executed promissory note or other evidence of the indebtedness of a mortgagor/borrower with respect to a Mortgage Loan.

“Mortgaged Property” means the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagee” means either Borrower or any subsequent holder of a Mortgage Loan.

“Mortgagor” means the obligor on a Mortgage Note.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by either Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Net Income” shall mean, for any period, the net income of the applicable Borrower for such period as determined in accordance with GAAP.

“Note” shall mean the promissory note provided for by Section 2.02(a) hereof for Advances and any promissory note delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.

“Notice of Borrowing and Pledge” shall have the meaning assigned to such term in Section 2.03(a).

“Payment Date” shall mean the second Business Day following the 15th day of each month. The first Payment Date under this Warehouse Agreement shall be April 17, 2002.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Exceptions” shall mean the exceptions to lien priority including but not limited to: (i) the lien of current real property taxes and assessments not yet due and payable; (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the Mortgage Loan and (A) referred to or otherwise considered in the appraisal (if any) made for the originator of the Mortgage Loan or (B) which do not adversely affect the appraised value of the Mortgaged Property set forth in such appraisal; (iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property; and (iv) in the case of a Second Lien Mortgage Loan, a First Lien on the Mortgaged Property.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean an employee benefit or other plan established or maintained by either Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“PMI Policy” or “Primary Insurance Policy” means a policy of primary mortgage guaranty insurance issued by a Qualified Insurer.

“Post-Default Rate” shall mean, in respect of any principal of any Advance or any other amount under this Warehouse Agreement, the Note or any other Loan Document that is not paid when due to the Lender (whether at stated maturity, by acceleration or mandatory prepayment or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2% per annum, plus (a) the interest rate otherwise applicable to such Advance or other amount, or (b) if no interest rate is otherwise applicable, the LIBO Rate plus the Applicable Margin.

“Proceeds” All “proceeds” as such term is defined in Section 9-306(1) of the Uniform Commercial Code in effect in the State of New York on the date hereof from the Collateral which, in any event, shall include, without limitation, all dividends or other income from the Collateral, collections thereon or distributions with respect thereto.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Proprietary Lease” shall mean the lease on a Cooperative Unit evidencing the possessory interest of the owner of the Cooperative Shares in such Cooperative Unit.

“Qualified Insurer” means an insurance company duly qualified as such under the laws of the states in which the Mortgaged Property is located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, and approved as an insurer by FNMA and FHLMC and whose claims paying ability is rated in the two highest rating categories by any of the rating agencies with respect to primary mortgage insurance and in the two highest rating categories by Best’s with respect to hazard and flood insurance.

“Qualified Originator” shall mean (a) either Borrower, or (b) any other mutually agreed upon originator of Mortgage Loans; provided, however, that no correspondent of either Borrower shall be a Qualified Originator for the purposes of this Warehouse Agreement.

“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“REIT” shall mean a qualified real estate investment trust under Section 856 of the Code.

“Release Balance” shall mean for any Payment Date, an amount equal to the outstanding principal balance of Tranche A Advances and Tranche B Advances repaid by the Borrowers during the preceding calendar month in order to obtain a release of the Lender’s Lien on the related Collateral. For purposes hereof, if a Mortgage Loan is released from the Lender’s Lien on account of any Tranche A Advance or a Tranche B Advance, such Tranche A Advance or Tranche B Advance as the case may be, shall be deemed repaid, regardless of whether one or more Mortgage Loans are substituted as Collateral for such released Mortgage Loan.

“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, ..19 or .20 of PBGC Reg. § 2615.

“Required Documents” shall mean those documents identified in Section 2 of the Custodial Agreement.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person; provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer shall mean any officer authorized to act on such officer’s behalf as demonstrated by a certificate of corporate resolution.

“Restricted Payments” shall mean with respect to any Person, collectively, all dividends or other distributions of any nature (cash, securities, assets or otherwise), and all payments, by virtue of redemption or otherwise, on any class of equity securities (including, without limitation, warrants, options or rights therefor) issued by such Person, whether such securities are now or may hereafter be authorized or outstanding and any distribution in respect of any of the foregoing, whether directly or indirectly.

“Second Lien” shall mean with respect to each Mortgaged Property, the lien of the mortgage, deed of trust or other instrument securing a mortgage note which creates a second lien on the Mortgaged Property.

“Second Lien Mortgage Loan” shall mean an Eligible Mortgage Loan secured by the lien on the Mortgaged Property, subject to one prior lien on such Mortgaged Property securing financing obtained by the related Mortgagor and to Permitted Exceptions.

“Secured Obligations” shall have the meaning assigned thereto in Section 4.01(c) hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Servicer” shall mean Aames Capital in its capacity as servicer or master servicer of the Mortgage Loans.

“Servicing File” means with respect to each Mortgage Loan, the file retained by the applicable Borrower consisting of originals of all material documents in the Mortgage File which are not delivered to a Custodian and copies of the Mortgage Loan Documents set forth in Section 2 of the Custodial Agreement.

“Servicing Records” shall have the meaning assigned thereto in Section 10.15(b) hereof.

“Servicing Transmission” shall mean a computer-readable magnetic or other electronic format acceptable to the parties containing the information identified on Exhibit F.

“Settlement Agent” shall mean, with respect to any Wet Loan, the Person specified in the Notice of Borrowing (which may be a title company, escrow company or attorney in accordance with local law and practice in the jurisdiction where the related Wet Loan is being originated) to which the proceeds of the related Advance are to be distributed by the Custodian in accordance with the instructions of the applicable Borrower provided in the applicable Mortgage Loan Transmission and (i) which is identified on the List of Approved Settlement Agents which is attached as Exhibit M hereto as revised from time to time by the Borrowers and (ii) which the Lender has not designated as an unapproved settlement agent in a written notice to the Borrowers.

“Single Employer Plan” shall mean any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Subservicer” shall have the meaning provided in Section 10.15(c) hereof.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“System” shall mean all hardware or software, or any system consisting of one or more thereof, including, without limitation, any and all enhancements, upgrades, customizations, modifications, maintenance and the like utilized by any Person for the benefit of such Person to perform its obligations and to administer and track, store, process, provide, and where appropriate, insert, true and accurate dates and calculations for dates and spans with respect to the Mortgage Loans.

“Tangible Net Worth” shall mean, with respect to Aames Investment, as of any date of determination, the stockholders equity of Aames Investment and its subsidiaries determined in accordance with GAAP, less the consolidated net book value of all assets of Aames Investment and its Subsidiaries (to the extent reflected as an asset in the balance sheet of Aames Investment or any Subsidiary at such date) which will be treated as intangibles under GAAP; provided, that residual securities issued by Aames Investment or its Subsidiaries shall not be treated as intangibles for purposes of this definition.

“Termination Date” shall mean February 4, 2006, or such earlier date on which this Warehouse Agreement shall terminate in accordance with the provisions hereof or by operation of law.

“Total Indebtedness” shall mean with respect to any Person, for any period, the aggregate consolidated funded Indebtedness of such Person and its Subsidiaries during such period (including any outstanding warehouse debt and REIT portfolio debt).

“Tranche A Advances” shall mean all Advances made pursuant to Section 2.01(a)(i).

“Tranche A Collections” shall mean all cash collections and other cash proceeds of any Mortgage Loans other than Mortgage Loans pledged to the Lender by Aames Funding.

“Tranche B Advances” shall mean Advances made by the Lender to Aames Funding pursuant to Section 2.01(a)(ii).

“Tranche B Collections” shall mean all cash collections and other cash proceeds of any Collateral pledged to the Lender by Aames Funding.

“Tranche C Advances” shall mean all Advances made in connection with Wet Loans.

“Tranche C Collections” shall mean all cash collections and other cash proceeds of any Wet Loans pledged to the Lender.

“Tranche D Advance” shall mean all Advances made in connection with the Document Deficiency Repurchased Mortgage Loans.

“Tranche D Collections” shall mean all cash collections and other cash proceeds of any Mortgage Loans which are subject to the Tranche D Advance.

“Tranche E Advance” shall mean all Advances made in connection with the Early Payment Default Repurchased Mortgage Loans.

“Tranche E Collections” shall mean all cash collections and other cash proceeds of any Mortgage Loans which are subject to the Tranche E Advance.

“Underwriting Guidelines” shall mean collectively, the underwriting guidelines applicable to the Mortgage Loans which shall be subject to the prior written approval of the Lender and may be amended from time to time in accordance with Section 7.08.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“Warehouse Agreement” shall mean this Warehouse Loan and Security Agreement, as may be amended, supplemented or otherwise modified from time to time as mutually agreed by the parties in writing.

“Wet Loan” shall mean a wet-funded first or second lien Mortgage Loan which is underwritten in accordance with the Underwriting Guidelines and does not contain all the required Mortgage Loan Documents in the Mortgage File.

1.02. Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lender hereunder shall be prepared, in accordance with GAAP.

Section 2. Advances, Note and Prepayments.

2.01. Advances. (a) Subject to fulfillment of the conditions precedent set forth in Sections 5.01 and 5.02 hereof, and provided that no Default shall have occurred and be continuing hereunder, the Lender agrees from time to time, on the terms and conditions of this Warehouse Agreement, to make loans (individually an “Advance”; collectively, the “Advances”) to the Borrowers in Dollars as follows:

(i) to Aames Investment and Aames Capital, with respect to Tranche A Advances, on any Business Day from and including the Effective Date to but excluding the Termination Date in an aggregate principal amount at any one time outstanding up to but not exceeding the lesser of (A) the Maximum Credit less the outstanding principal balance of Tranche B Advances and Tranche C Advances (and further subject to the limitations in the definition of Collateral Value), and (B) the Borrowing Base as in effect from time to time. Subject to the terms and conditions of this Warehouse Agreement, during such period Aames Investment and Aames Capital may borrow, repay and reborrow Tranche A Advances hereunder; provided that, Aames Investment or Aames Capital shall not request more than one Tranche A Advance on any Business Day;

(ii) to Aames Funding, with respect to Tranche B Advances, on any Business Day from and including the Effective Date to but excluding the Termination Date in an aggregate principal amount at any one time outstanding up to but not exceeding $1,000,000 (and further subject to the limitations in the definition of Collateral Value); provided that the Tranche B Advances shall at all times be secured by both (a) Mortgage Loans with a Market Value equal to the aggregate outstanding principal balance of such Tranche B Advances and (b) Cash Equivalents with a face amount equal to the aggregate outstanding principal balance of such Tranche B Advances. Subject to the terms and conditions of this Warehouse Agreement, during such period Aames Funding may borrow, repay and reborrow Tranche B Advances hereunder; provided that, Aames Funding shall not request more than one Tranche B Advance in any one week period;

(iii) to each Borrower, with respect to Tranche C Advances, on any Business Day. Subject to the terms and conditions of this Warehouse Agreement, during such period the Borrowers may borrow, repay and reborrow Tranche C Advances hereunder; provided that the Borrowers shall not request more than three Tranche C Advances in any one day.

(b) In no event shall an Advance be made when any Default or Event of Default has occurred and is continuing.

2.02. Notes. (a) The Advances made by the Lender shall be evidenced by a single promissory note of the Borrowers substantially in the form of Exhibit A hereto (the “Note”), dated the date hereof, payable to the Lender in a principal amount equal to the amount of the Maximum Credit as originally in effect and otherwise duly completed. The Lender shall, with the consent of the Borrowers, have the right to have its Note subdivided, by exchange for promissory notes of lesser denominations or otherwise.

(b) The date, amount and interest rate of each Advance made by the Lender to each Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of the Note, noted by the Lender on the grid attached to the Note or any continuation thereof; provided, that the failure of the Lender to make any such recordation or notation shall not affect the obligations of the Borrowers to make a payment when due of any amount owing hereunder or under the Note in respect of the Advances.

2.03. Procedure for Borrowing. (a) Borrowing Procedure for Requesting a Tranche A Advance. Aames Investment or Aames Capital may request a Tranche A Advance on any Business Day during the period from and including the Effective Date to the Termination Date, by delivering to the Lender, with a copy to the Custodian, a Mortgage Loan Data Transmission and a Notice of Borrowing and Pledge substantially in the form of Exhibit D hereto (a “Notice of Borrowing and Pledge”), appropriately completed, which must be received no later than 2:00 p.m. (eastern time) on the Business Day prior to the requested Funding Date. Such Notice of Borrowing and Pledge shall include a Mortgage Loan List in respect of the Eligible Mortgage Loans, if applicable, that Aames Investment or Aames Capital proposes to pledge to the Lender and to be included in the Borrowing Base in connection with such borrowing, if applicable.

(b) Borrowing Procedure for Requesting a Tranche B Advance. Aames Funding may request a Tranche B Advance on any Business Day during the period from and including the Effective Date to the Termination Date, by delivering to the Lender, with a copy to the Custodian, a Mortgage Loan Data Transmission and a Notice of Borrowing and Pledge appropriately completed, which must be received no later than 2:00 p.m. (eastern time) two Business Days prior to the requested Funding Date. Such Notice of Borrowing and Pledge shall include a Mortgage Loan List in respect of the Eligible Mortgage Loans, and a list of Cash Equivalents that Aames Funding proposes to pledge to the Lender and to be included in the Borrowing Base in connection with such borrowing.

(c) Upon the applicable Borrower’s request for a borrowing pursuant to Section 2.03(a) or 2.03(b) above, the Lender shall, assuming all conditions precedent set forth in this Section 2.03 and in Section 5.01 and 5.02 have been met, and provided no Default shall have occurred and be continuing (in accordance with Section 2.01), not later than 2:00 p.m. (eastern time) on the requested Funding Date make an Advance (determined by the Lender) in an amount which would not cause the aggregate amount of Advances then outstanding to exceed the lesser of (i) the Maximum Credit or (ii) the Borrowing Base shown on the latest Borrowing Base Certificate of the Lender. Subject to the foregoing, such borrowing will be made available to the applicable Borrower by the Lender transferring, via wire transfer (pursuant to wire transfer instructions provided by such Borrower on or prior to such Funding Date), in the aggregate amount of such borrowing in funds immediately available to such Borrower.

(d) Each Borrower may request a Tranche C Advance on any Business Day during the period from and including the Effective Date to the Termination Date, by delivering to Lender the related Notice of Borrowing and Pledge substantially in the form of Exhibit D. Such Notice of Borrowing and Pledge shall clearly indicate that the applicable Mortgage Loans are intended to be Wet Loans and shall include a Mortgage Loan Data Transmission with such fields required for Wet Loans.

Upon receipt of such request for borrowing, the Lender may, in its sole discretion, assuming all conditions precedents set forth in this Warehouse Agreement and the Custodial Agreement have been met, and subject to any additional conditions precedent imposed by the Lender upon the Borrowers from time to time, and provided that no Default shall have occurred and be continuing (in accordance with Section 2.01), not later than 3:30 p.m. (eastern time) on the requested Funding Date make a Tranche C Advance. With respect to any Advance that shall be secured by a Wet Loan pursuant to this Warehouse Agreement, the amount of the applicable Advance shall be disbursed to the Settlement Agent from the Disbursement Account. Accordingly, in connection with any Wet Loan, the Borrowers shall be required to deposit in the Disbursement Account prior to the closing of such Mortgage Loan an amount equal to the excess of (i) the amount required to be remitted in connection with the closing of such Mortgage Loan over (ii) the amount to be advanced by the Lender hereunder with respect to such Mortgage Loan. No later than one Business Day following any Tranche C Advance, the Borrowers shall provide to the Lender a complete Mortgage Loan Data Transmission with respect to each Wet Loan subject to such Advance, which Mortgage Loan Data Transmission shall contain all fields required for non-Wet Loans. The Borrowers and the Lender agree that the procedures for requesting and making a Tranche C Advance may be modified from time to time by a written agreement executed by the Borrowers and the Lender.

2.04. Limitation on Types of Advances; Illegality. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBO Base Rate:

(a) the Lender determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of “LIBO Base Rate” in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Advances as provided herein; or

(b) it becomes unlawful for the Lender to honor its obligation to make or maintain Advances hereunder using a LIBO Rate;

then the Lender shall give the Borrowers prompt notice thereof and, so long as such condition remains in effect, the Lender shall be under no obligation to make additional Advances.

2.05. Repayment of Advances; Interest. (a) The Borrowers shall repay in full on the Termination Date the then aggregate outstanding principal amount of the Advances (as evidenced by the Note).

(b) No later than two (2) Business Days prior to each Payment Date, the Lender shall provide to the Borrowers a report which shall state the interest amount due for the current interest period on the Advance (including the amount of interest which will accrue on such Advance on the Business Day immediately preceding the related Payment Date) setting forth the amount of interest accrued for such period for the Tranche A Advances, the Tranche B Advances and the Tranche C Advances separately. The calculation on such report shall be based upon information provided in the Servicing Transmission and the report provided pursuant to Section 7.19.

(c) The Borrowers shall pay to the Lender interest on the unpaid principal amount of each Advance for the period from and including the date of such Advance to but excluding the date such Tranche A Advance, Tranche B Advance and Tranche C Advance shall be paid in full, at a rate per annum equal to the LIBO Rate plus the Applicable Margin related to the Tranche A Advance, the Tranche B Advance and the Tranche C Advance, as applicable. Notwithstanding the foregoing, the Borrowers shall pay to the Lender interest at the applicable Post-Default Rate on any principal of any Advance and on any other amount payable by the Borrowers hereunder or under the Note, that shall not be paid in full when due (whether at stated maturity, by acceleration or by mandatory prepayment or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full. Accrued interest on each Advance as calculated in Section 2.05(b) above shall be payable monthly on each Payment Date and on the Termination Date, except that interest payable at the Post-Default Rate shall accrue daily and shall be payable promptly upon receipt of invoice. Promptly after the determination of any interest rate provided for herein or any change therein, the Lender shall give written notice thereof to the Borrowers.

2.06. Mandatory Prepayments or Pledge; Request for Release. (a) If at any time the aggregate Collateral Value of all Collateral securing the Advances is less than the outstanding Advances at such time (such deficit a “Borrowing Base Deficiency”), as determined by the Lender and notified to the Borrowers on any Business Day, the Borrowers shall no later than one Business Day after receipt of such written notice, either prepay the Advances in part or in whole or pledge additional Mortgage Loans or such other Collateral as may be acceptable to the Lender in its sole discretion (which Collateral shall be in all respects acceptable to the Lender) to the Lender, such that after giving effect to such prepayment or pledge the aggregate outstanding principal amount of the Advances does not exceed the Borrowing Base. If at any time the aggregate Collateral Value of all Collateral exceeds the outstanding Advances at such time (such excess a “Borrowing Base Excess”), then the Borrowers may by written notice to the Lender, accompanied by a certificate of a Responsible Officer on the date of such request certifying that no Default shall have occurred and be continuing, request the Lender to transfer Mortgage Loans to the Borrowers, so that the Collateral Value of the Collateral, after deduction of any Collateral so transferred, will thereupon not exceed, but in no event be less than, the outstanding Advances.

(b) On the date of each Advance or other date on which there is a change in the Mortgage Loans held by the Custodian, the Custodian shall deliver to the Lender and the Borrowers the Custodian Loan Transmission. The Lender shall deliver to the Borrowers a Borrowing Base Certificate in the form attached hereto as Exhibit H, the calculation in such certificate to be based on the delinquency status and principal balance of the Eligible Mortgage Loans as of the later of the Funding Date balance or such date when more recent information is available. Such information shall be ascertained from the Servicing Transmission which shall be delivered or caused to be delivered by the Borrowers in accordance with Section 7.19 and shall include all Mortgage Loans which were funded on or prior to the last calendar day of the previous month.

2.07. Optional Prepayments. (a) The Advances are prepayable without premium or penalty, in whole or in part on each Payment Date after providing not less than five (5) Business Days prior notice. The Advances are prepayable at any other time, in whole or in part, in accordance herewith and subject to clause (b) below. Any amounts prepaid shall be applied to repay the outstanding principal amount of any Advances (together with interest thereon) until paid in full. Amounts repaid may be reborrowed in accordance with the terms of this Warehouse Agreement. If the either Borrower intends to prepay an Advance in whole or in part from any source, such Borrower shall give five (5) Business Days’ prior written notice thereof to the Lender. If such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments shall be in an aggregate principal amount of at least $100,000.

(b) If either Borrower makes a prepayment of the Advances other than as provided in Section 2.07(a) above, the Borrowers shall indemnify the Lender and hold the Lender harmless from any actual loss or expense which the Lender may sustain or incur arising from (a) the deployment of funds obtained by the Lender to maintain the Advances hereunder or from (b) fees payable to terminate the deposits from which such funds were obtained, in either case, which actual loss or expense shall be equal to an amount equal to the excess, as reasonably determined by the Lender, of (i) its cost of obtaining funds for such Advances for the period from the date of such payment through the following Payment Date over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds not utilized by reason of such payment for such period. This Section 2.07 shall survive termination of this Warehouse Agreement and payment of the Note.

2.08. Requirements of Law. (a) If any Requirement of Law (other than with respect to any amendment made to the Lender’s certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject the Lender to any tax of any kind whatsoever with respect to this Warehouse Agreement, the Note or any Advance made by it (excluding net income taxes) or change the basis of taxation of payments to the Lender in respect thereof;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory Advance or similar requirement against assets held by deposits or other liabilities in or for the account of advances. Advances or other extensions of credit by, or any other acquisition of funds by any office of the Lender which is not otherwise included in the determination of the LIBO Base Rate hereunder;

(iii) shall impose on the Lender any other condition;

and the result of any of the foregoing is to increase the cost to the Lender, by an amount which the Lender deems to be material, of making, continuing or maintaining any Advance made after the Effective Date or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduced amount receivable thereafter incurred or shall prepay the aggregate amount of outstanding Advances. Any prepayment made by the Borrowers as a result of the application of this Section 2.08(a) shall not be subject to the provisions of Section 2.07(b).

(b) If the Lender shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to the Lender’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by the Lender or any corporation controlling the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which the Lender or such corporation (taking into consideration the Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, the Borrowers shall promptly pay to the Lender such additional amount or amounts as will thereafter compensate the Lender for such reduction or shall prepay the aggregate amount of outstanding Advances. Any prepayment made by the Borrowers as a result of the application of this Section 2.08(b) shall not be subject to the provisions of Section 2.07(b).

(c) If the Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Borrowers of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by the Lender to the Borrowers shall be conclusive in the absence of manifest error.

Section 3. Payments; Computations; Taxes.

3.01. Payments. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrowers under this Warehouse Agreement and the Note, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Lender at the following account maintained by the Lender at The Chase Manhattan Bank: Account Number 140095961, For the A/C of Greenwich Capital Financial Products, Inc., ABA# 021000021, Attn: Brett Kibbe, not later than 2:00 p.m., eastern time, on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day) or such other account as a Responsible Officer of the Lender may direct through written notice to the Borrowers. The Borrowers acknowledge that they have no rights of withdrawal from the foregoing account.

3.02. Computations. Interest on the Advances shall be computed on the basis of a 360-day year for the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

Section 4. Collateral Security.

4.01. Collateral; Security Interest. (a) Pursuant to the Custodial Agreement, the Custodian shall hold the Mortgage Loan Documents as exclusive bailee and agent for the Lender pursuant to the terms of the Custodial Agreement and shall deliver to the Lender Trust Receipts with Exception Reports (as such terms are defined in the Custodial Agreement) to the effect that it has reviewed such Mortgage Loan Documents in the manner required by the Custodial Agreement and identifying any deficiencies in such Mortgage Loan Documents as so reviewed.

(b) Each of the following items or types of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Collateral”:

(i) all Mortgage Loans identified on a Notice of Borrowing and Pledge delivered by the Borrowers to the Lender and the Custodian from time to time;

(ii) all other Property delivered by the Borrowers to the Lender or the Custodian from time to time to be held as “collateral” hereunder;

(iii) all Mortgage Loan Documents, including without limitation all promissory notes, and all Servicing Records (as defined in Section 10.15(b) below), and any other collateral pledged or otherwise relating to such Mortgage Loans, together with all files, material documents, instruments, surveys (if available), certificates, correspondence, appraisals, computer records, computer storage media, Mortgage Loan accounting records and other books and records relating thereto;

(iv) the Borrowers’ interest in all mortgage guaranties and insurance (issued by governmental agencies or otherwise) and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to any Mortgage Loans and all claims and payments thereunder;

(v) the Borrowers’ interest in all other insurance policies and insurance proceeds relating to any Mortgage Loans or the related Mortgaged Property;

(vi) all Interest Rate Protection Agreements relating to any or all of the foregoing;

(vii) any purchase agreements or other similar agreements constituting any or all of the foregoing;

(viii) all purchase or take-out commitments relating to or constituting any or all of the foregoing;

(ix) all “supporting obligations” within the meaning of the Uniform Commercial Code as in effect from time to time;

(x) all “investment property”, “accounts”, “chattel paper” and “general intangibles” as defined in the Uniform Commercial Code relating to or constituting any or all of the foregoing; and

(xi) any and all replacements, substitutions, distributions on or proceeds of any or all of the foregoing.

(c) Each Borrower hereby assigns, pledges and grants a security interest to the Lender in all of its right, title and interest in, to and under all the Collateral, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, to secure the repayment of principal of and interest on all Advances and all other amounts owing to the Lender hereunder, under the Note and under the Warehouse Agreement (collectively, the “Secured Obligations”). The Borrowers agree to mark their computer records and tapes to evidence the security interests granted to the Lender hereunder.

4.02. Further Documentation. At any time and from time to time, upon the written request of the Lender, and at the sole expense of the Borrowers, the Borrowers will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as the Lender may reasonably request for the purpose of obtaining or preserving the full benefits of this Warehouse Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Liens created hereby. The Borrowers also hereby authorize the Lender to file any such financing or continuation statement without the signature of either Borrower to the extent permitted by applicable law. A carbon, photographic or other reproduction of this Warehouse Agreement shall be sufficient as a financing statement for filing in any jurisdiction.

4.03. Changes in Locations, Name, etc. Neither Borrower shall (i) change the location of its chief executive office/chief place of business from that specified in Section 6 hereof or (ii) change its name, identity or corporate structure (or the equivalent) or change the location where it maintains its records with respect to the Collateral unless it shall have given the Lender at least 30 days prior written notice thereof and shall have delivered to the Lender all Uniform Commercial Code financing statements and amendments thereto as the Lender shall request and taken all other actions deemed reasonably necessary by the Lender to continue its perfected status in the Collateral with the same or better priority.

4.04. Lender’s Appointment as Attorney-in-Fact. (a) Each Borrower hereby irrevocably constitutes and appoints the Lender and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Borrower and in the name of such Borrower or in its own name, from time to time in the Lender’s discretion, for the purpose of carrying out the terms of this Warehouse Agreement, in the form of Exhibit K attached hereto, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Warehouse Agreement, and, without limiting the generality of the foregoing, such Borrower hereby gives the Lender the power and right, on behalf of such Borrower, without assent by, but with notice to, such Borrower, if an Event of Default shall have occurred and be continuing, to do the following:

(i) in the name of the applicable Borrower or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any mortgage insurance or with respect to any other Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Lender for the purpose of collecting any and all such moneys due under any such mortgage insurance or with respect to any other Collateral whenever payable;

(ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Collateral; and

(iii) (A) to direct any party liable for any payment under any Collateral to make payment of any and all moneys due or to become due thereunder directly to the Lender or as the Lender shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against either Borrower with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Lender may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Lender were the absolute owner thereof for all purposes, and to do, at the Lender’s option and the Borrowers’ expense, at any time, or from time to time, all acts and things which the Lender deems necessary to protect, preserve or realize upon the Collateral and the Lender’s Liens thereon and to effect the intent of this Warehouse Agreement, all as fully and effectively as the Borrowers might do.

The Borrowers hereby ratify all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

(b) The Borrowers also authorize the Lender, at any time and from time to time, to execute, in connection with the sale provided for in Section 4.07 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.

(c) The powers conferred on the Lender are solely to protect the Lender’s interests in the Collateral and shall not impose any duty upon the Lender to exercise any such powers. The Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Lender nor any of its officers, directors, or employees shall be responsible to the Borrowers for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

4.05. Performance by Lender of either Borrower’s Obligations. If either Borrower fails to perform or comply with any of its material agreements contained in the Loan Documents and the Lender may itself perform or comply, or otherwise cause performance or compliance, with such agreement, the reasonable out-of-pocket expenses of the Lender incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Post-Default Rate, shall be payable by the Borrowers to the Lender on demand and shall constitute Secured Obligations.

4.06. Proceeds. If an Event of Default shall occur and be continuing, (a) all proceeds of Collateral received by the Borrowers consisting of cash, checks and other near-cash items shall be held by the Borrowers in trust for the Lender, segregated from other funds of the Borrowers, and shall forthwith upon receipt by the Borrowers be turned over to the Lender in the exact form received by the Borrowers (duly endorsed by the Borrowers to the Lender, if required) and (b) any and all such proceeds received by the Lender will be applied by the Lender against, the Secured Obligations. Any balance of such proceeds remaining after the Secured Obligations shall have been paid in full and this Warehouse Agreement shall have been terminated shall be promptly paid over to the Borrowers or to whomsoever may be contractually entitled to receive the same. For purposes hereof, proceeds shall include, but not be limited to, all principal and interest payments, all prepayments and payoffs, insurance claims, condemnation awards, sale proceeds, real estate owned rents and any other income and all other amounts received with respect to the Collateral.

4.07. Remedies. If an Event of Default shall occur and be continuing, the Lender may exercise, in addition to all other rights and remedies granted to it in this Warehouse Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the Uniform Commercial Code. Without limiting the generality of the foregoing, the Lender without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Borrowers or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels or as an entirety at public or private sale or sales, at any exchange, broker’s board or office of the Lender or elsewhere upon such terms and conditions and at prices that are consistent with the prevailing market for similar collateral as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Lender shall act in good faith to seek to obtain the best execution possible under prevailing market conditions. The Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Borrowers, which right or equity is hereby waived or released. The Lender may, on one or more occasions, postpone or adjourn any such sale by public announcement at the time of such sale. The Lender shall give the Borrowers prior or concurrent notice of any such postponement or adjournment. The Borrowers further agree, at the Lender’s request, to assemble the Collateral and make it available to the Lender at places which the Lender shall reasonably select, whether at either Borrower’s premises or elsewhere. The Lender shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Lender hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as the Lender may elect, and only after such application and after the payment by the Lender of any other amount required or permitted by any provision of law, including, without limitation, Section 9-504(1)(c) of the Uniform Commercial Code, need the Lender account for the surplus, if any, to the Borrowers. To the extent permitted by applicable law, the Borrowers all claims, damages and demands they may acquire against the Lender arising out of the exercise by the Lender of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence or willful misconduct of the Lender. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition. The Borrowers shall remain liable for any deficiency (plus accrued interest thereon as contemplated pursuant to Section 2.05(c) hereof) if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Secured Obligations and the reasonable fees and disbursements of any attorneys employed by the Lender to collect such deficiency.

4.08. Limitation on Duties Regarding Presentation of Collateral. The Lender’s duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as the Lender deals with similar property for its own account. Neither the Lender nor any of its directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Borrowers or otherwise.

4.09. Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest.

4.10. Release of Security Interest. Except as may otherwise be provided by any other agreement executed by the Borrowers and the Lender, upon termination of this Warehouse Agreement and repayment to the Lender of all Secured Obligations and the performance of all obligations under the Loan Documents the Lender shall release its security interest in any remaining Collateral; provided that if any payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of either Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or a trustee or similar officer for such Borrower or any substantial part of its Property, or otherwise, this Warehouse Agreement, all rights hereunder and the Liens created hereby shall continue to be effective, or be reinstated, until such payments have been made.

Section 5. Conditions Precedent.

5.01. Initial Advance. The obligation of the Lender to make its initial Advance hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Advance, of the following conditions precedent:

(a) Warehouse Agreement. The Lender shall have received this Warehouse Agreement, executed and delivered by a duly authorized officer of the Borrowers.

(b) Loan Documents. The Lender shall have received the following documents, each of which shall be satisfactory to the Lender in form and substance:

(i) Note. The Note, duly completed and executed;

(ii) Custodial Agreement. The Custodial Agreement, duly executed and delivered by the Borrowers and the Custodian. In addition, the Borrowers shall have filed all Uniform Commercial Code and related filings and performed under the Custodial Agreement and taken such other action as the Lender shall have requested in order to perfect the security interests created pursuant to the Warehouse Agreement; and

(iii) [Intentionally Omitted]

(c) Organizational Documents. A good standing certificate and certified copies of the charter and by-laws (or equivalent documents) of each Loan Party and of all corporate or other authority for such Loan Party with respect to the execution, delivery and performance of the Loan Documents and each other document to be delivered by such Loan Party from time to time in connection herewith (and the Lender may conclusively rely on such certificate until it receives notice in writing from the applicable Loan Party to the contrary).

(d) Legal Opinion. A legal opinion of counsel to the Borrowers, substantially in the form attached hereto as Exhibit C.

(e) [Intentionally Omitted]

(f) Filings, Registrations, Recordings. Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of the Lender, a perfected, first-priority security interest in the Collateral, subject to no Liens other than those created hereunder, shall have been properly prepared and executed for filing (including the applicable county(ies) if the Lender determines such filings are necessary in its reasonable discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest.

(g) Financial Statements. The Lender shall have received the available quarterly financial statements referenced in Section 7.01(a).

(h) Underwriting Guidelines. The Lender and the Borrowers shall have agreed upon the Qualified Originators’ current Underwriting Guidelines for the Mortgage Loans and the Lender shall have received a copy thereof.

(i) Consents, Licenses, Approvals, etc. The Lender shall have received copies certified by the Borrowers of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by the Borrowers of, and the validity and enforceability of, the Loan Documents, which consents, licenses and approvals shall be in full force and effect.

(j) Insurance. The Lender shall have received evidence in form and substance satisfactory to the Lender showing compliance by the Borrowers as of such initial Funding Date with Section 7.21 hereof.

(k) Instruction Letter. The Lender shall have received Instruction Letters in the form attached hereto as Exhibit J executed by the Borrowers.

(l) Other Documents. The Lender shall have received such other documents as the Lender or its counsel may reasonably request.

5.02. Initial and Subsequent Advances. The making of each Advance to the Borrowers (including the initial Advance) on any Business Day is subject to the following further conditions precedent, both immediately prior to the making of such Advance and also after giving effect thereto and to the intended use thereof:

(a) no Default or Event of Default shall have occurred and be continuing or would be created by the making of such Advance;

(b) both immediately prior to the making of such Advance and also after giving effect thereto and to the intended use thereof, the representations and warranties made by the Borrowers in Section 6 hereof, and in each of the other Loan Documents, shall be true and complete on and as of the date of the making of such Advance in all material respects (in the case of the representations and warranties in Section 6.23 and Schedule 1, solely with respect to Mortgage Loans included in the Borrowing Base) with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date). At the request of the Lender, the Lender shall have received an officer’s certificate signed by a Responsible Officer of the applicable Borrower certifying as to the truth and accuracy of the above, which certificate shall specifically include a statement that such Borrower is in compliance with all governmental licenses and authorizations and is qualified to do business and in good standing in all required jurisdictions;

(c) the aggregate outstanding principal amount of the Advances shall not exceed the Borrowing Base;

(d) subject to the Lender’s right to perform one or more Due Diligence Reviews pursuant to Section 10.16 hereof, the Lender shall have completed its due diligence view of the Mortgage Loan Documents for each Advance and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Advances and the Borrowers as the Lender in its reasonable discretion deems appropriate to review and such review shall be satisfactory to the Lender in its reasonable discretion;

(e) the Lender shall have received a Notice of Borrowing and Pledge, Loan List and Mortgage Loan Data Transmission and all other documents required under Section 2.03;

(f) the Lender shall have received from the Custodian a Custodian Loan Transmission and one or more Trust Receipts in respect of Mortgage Loans to be pledged hereunder on such Business Day and an Exception Report, in each case dated such Business Day and duly completed;

(g) if any Mortgage Loans to be pledged hereunder were acquired by the Borrowers, such Mortgage Loans shall conform to the Underwriting Guidelines or the Lender shall have received Underwriting Guidelines for such Mortgage Loans acceptable to the Lender in its reasonable discretion;

(h) the Lender shall have received all information requested from the Borrowers relating to Interest Rate Protection Agreements pursuant to Section 7.24, and the Lender shall have reasonably determined that such Interest Rate Protection Agreements adequately protect the Borrowers from interest rate fluctuations;

(i) the Lender shall have received, no later than 10:00 a.m. three (3) days prior to the requested Funding Date, an Instruction Letter, executed by the applicable Borrower, with the related Servicing Agreement (as defined in Section 10.15(c)) attached thereto, which such Servicing Agreement shall be in form and substance acceptable to Lender;

(j) with respect to making any Tranche A Advances or Tranche B Advances, if at any time after the Effective Date, either Borrower shall have materially amended or modified its Underwriting Guidelines, such Borrower shall have delivered to the Lender a complete copy of such amended or modified Underwriting Guidelines and the Lender shall have consented in writing to such material amendment or modification; and

(k) neither of the following shall have occurred and/or be continuing:

(i)	an event or events resulting in the inability of the Lender to finance any Advances with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events or a material adverse change in the financial condition of the Lender which affects (or can reasonably be expected to affect) materially and adversely the ability of the Lender to fund its obligations under or otherwise comply with the terms of this Loan Agreement; or

(ii)

any other event beyond the control of the Lender shall have occurred which the Lender reasonably determines may result in the Lender’s inability to perform its obligations under this Loan Agreement including, without limitation, acts of God, strikes, lockouts, riots, acts of war or terrorism, epidemics, nationalization, expropriation, currency restrictions, fire, communication line failures, computer viruses, power failures, earthquakes, or other disasters of a similar nature to the foregoing.

Each request for a borrowing by either Borrower hereunder shall constitute a certification by such Borrower to the effect set forth in this Section (both as of the date of such notice, request or confirmation and as of the date of such borrowing).

Notwithstanding any other terms and conditions of this Warehouse Agreement, Aames Funding shall not be required to satisfy any conditions precedent other than those provided in Section 5.01(a), 5.01(b)(i) and 5.01(b)(ii) until such date as Aames Funding shall request an Advance hereunder, at which time it shall be a condition precedent to the Lender making such Advance that Aames Funding shall have satisfied all conditions provided herein.

Section 6. Representations and Warranties. The Borrowers represent and warrant to the Lender that throughout the term of this Warehouse Agreement:

6.01. Existence. The Borrowers (a) are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) have all requisite corporate or other power, and have all governmental licenses, authorizations, consents and approvals, necessary to own their assets and carry on their business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a material adverse effect on their property, business or financial condition, or prospects; and (c) are qualified to do business and are in good standing in all other jurisdictions in which the nature of the business conducted by either Borrower makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a material adverse effect on its property, business or financial condition, or prospects and (d) are in compliance in all material respect with all Requirements of Law.

6.02. Financial Condition. The Borrowers have heretofore furnished to the Lender a copy of the Annual Report of Aames Financial on Form 10-K which includes audited consolidated financial statements at and for the fiscal year ended June 30, 2004 with the opinion thereon of Ernst & Young LLP. All such financial statements are materially complete and correct and fairly present the consolidated financial condition of Aames Financial and its Subsidiaries and the consolidated results of their operations for the fiscal year ended on said date, all in accordance with GAAP applied on a consistent basis. Aames Investment has heretofore furnished to the Lender a copy of the Quarterly Report of Aames Investment on Form 10-Q which includes unaudited consolidated financial statements at and for the fiscal quarter ended September 30, 2004. All such financial statements are materially complete and correct and fairly present the consolidated financial condition of Aames Investment and its Subsidiaries and the consolidated results of their operations for the fiscal quarter ended on said date, all in accordance with GAAP applied on a consistent basis.

6.03. Litigation. There are no actions, suits, arbitrations, investigations or proceedings pending or, to its knowledge, threatened against each Borrower or any of its Subsidiaries or affecting any of the property thereof before any Governmental Authority, (i) as to which individually or in the aggregate there is a reasonable likelihood of an adverse decision which would be reasonably likely to have a material adverse effect on the property, business or financial condition, or prospects of such Borrower (except as disclosed in Aames Investment’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004) or (ii) which questions the validity or enforceability of any of the Loan Documents or any action to be taken in connection with the transactions contemplated hereby and there is a reasonable likelihood of a materially adverse effect or decision.

6.04. No Breach. Neither (a) the execution and delivery of the Loan Documents or (b) the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will conflict with or result in a breach of the charter or by-laws of the either Borrower, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or other material agreement or instrument to which such Borrower, or any of its Subsidiaries, is a party or by which any of them or any of their property is bound or to which any of them is subject, or constitute a default under any such material agreement or instrument, or (except for the Liens created pursuant to this Warehouse Agreement) result in the creation or imposition of any Lien upon any property of either Borrower or any of its Subsidiaries, pursuant to the terms of any such agreement or instrument.

6.05. Action. Each Borrower has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party; the execution, delivery and performance by such Borrower of each of the Loan Documents to which it is a party has been duly authorized by all necessary corporate or other action on its part; and each Loan Document has been duly and validly executed and delivered by such Borrower and constitutes a legal, valid and binding obligation such the Borrower, enforceable against such Borrower in accordance with its terms.

6.06. Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority, or any other Person, are necessary for the execution, delivery or performance by either Borrower of the Loan Documents to which it is a party or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to this Warehouse Agreement.

6.07. Margin Regulations. Neither the making of any Advance hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation T, U or X.

6.08. Taxes. Each Borrower and its Subsidiaries have filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes, if any, that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of each Borrower and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of such Borrower, adequate.

6.09. Investment Company Act. Neither Borrower nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. Neither Borrowers is subject to any Federal or state statute or regulation which limits its ability to incur indebtedness.

6.10. No Legal Bar. The execution, delivery and performance of this Warehouse Agreement and the Note, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of either Borrower or of any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien (other than the Liens created hereunder) on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

6.11. No Default. Neither Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which should reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

6.12. Collateral; Collateral Security. (a) Neither Borrower has assigned, pledged, nor otherwise conveyed or encumbered any Collateral to any other Person, and immediately prior to the pledge of any such Collateral, such Borrower was the sole owner of such Collateral and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the Liens granted in favor of the Lender hereunder and no Person other than such Borrower has any Lien on any Collateral.

(b) The provisions of this Warehouse Agreement are effective to create in favor of the Lender a valid security interest in all right, title and interest of the Borrowers in, to and under the Collateral.

(c) Upon receipt by the Custodian of each Mortgage Note, endorsed in blank by a duly authorized officer of the applicable Borrower, the Lender shall have a fully perfected first priority security interest therein, in the Mortgage Loan evidenced thereby and in such Borrower’s interest in the related Mortgaged Property.

(d) Upon the filing of financing statements on Form UCC-1 naming the Lender as “Secured Party” and the applicable Borrower as “Debtor”, and describing the Collateral, in the jurisdictions and recording offices listed on Schedule 3 attached hereto, the security interests granted hereunder in the Collateral will constitute fully perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of such Borrower in, to and under such Collateral, which can be perfected by filing under the Uniform Commercial Code.

6.13. Chief Executive Office; Chief Operating Office. The Borrowers’ chief executive office and chief operating office on the Effective Date is located, and for the four months immediately preceding the date hereof has been located, at 350 South Grand Avenue, Los Angeles, California 90071.

6.14. Location of Books and Records. The location where the Borrowers keeps their books and records including all computer tapes and records relating to the Collateral is their chief executive office or chief operating office or the offices of the Custodian.

6.15. True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules, other than interim financial statements, furnished in writing by or on behalf of the Borrowers to the Lender in connection with the negotiation, preparation or delivery of this Warehouse Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not, contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. The September 30, 2004 Form 10-Q and financial statements contained therein do not, as of the date of their filing, contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of the Borrowers to the Lender in connection with this Warehouse Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.

6.16. Tangible Net Worth; Liquidity. (a) Aames Investment’s Tangible Net Worth, on a consolidated basis and on any given day, shall be equal to or greater than $250,000,000 plus 50% of any subsequent additional capital raised in a public or private offering by Aames Investment, and (b) the aggregate amount of the Aames Investment’s cash and Cash Equivalents of (1) cash and loans held for sale and investment (excluding securitized mortgage loans) reduced by (2) the sum of amounts outstanding on revolving warehouse and repurchase facilities, margin on loans held for sale and investment (excluding securitized mortgage loans) and loans held for sale and investment which are ineligible to be pledged by Aames Investment under any of its revolving warehouse and repurchase facilities in an amount equal to not less than $65,000,000.

6.17. ERISA. Each Plan to which the each Borrower or its Subsidiaries make direct contributions, and, to the knowledge of such Borrower, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law. No event or condition has occurred and is continuing as to which such Borrower would be under an obligation to furnish a report to the Lender under Section 7.01(d) hereof.

6.18. Licenses. The Lender will not be required solely as a result of financing or taking a pledge of the Collateral to be licensed, registered or approved or to obtain permits or otherwise qualify (i) to do business in any state in which it is not currently so required or (ii) under any state consumer lending, fair debt collection or other applicable state statute or regulation.

6.19. Relevant States. Schedule 4 sets forth all of the states or other jurisdictions (the “Relevant States”) in which the Qualified Originators originate Mortgage Loans in their own names or through brokers on the date of this Warehouse Agreement.

6.20. True Sales. Any and all interest of a Qualified Originator in, to and under any Mortgage funded in the name of or acquired by such Qualified Originator has been sold, transferred, conveyed and assigned to the applicable Borrower pursuant to a legal sale and such Qualified Originator retains no interest in such Mortgage Loan.

6.21. No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of either Borrower or any of its Subsidiaries has a Material Adverse Effect.

6.22. Subsidiaries. All of the Subsidiaries of Aames Investment at the date hereof are listed on Schedule 5 to this Warehouse Agreement.

6.23. Origination and Acquisition of Mortgage Loans. The Mortgage Loans were originated or acquired by the Borrowers, and the origination and collection practices used by the Borrowers or Qualified Originator, as applicable, with respect to the Mortgage Loans have been, in all material respects legal, proper, prudent and customary in the residential mortgage loan servicing business, and in accordance with the Underwriting Guidelines. With respect to Mortgage Loans acquired by the Borrowers, all such Mortgage Loans are in conformity with the Underwriting Guidelines. Each of the Mortgage Loans complies with the representations and warranties listed in Schedule 1 hereto.

6.24. No Adverse Selection. The Borrowers used no selection procedures that identified the Mortgage Loans as being less desirable or valuable than other comparable Mortgage Loans owned by the Borrowers.

6.25. Borrowers Solvent; Fraudulent Conveyance. As of the date hereof and immediately after giving effect to each Advance, the fair value of the assets of each Borrower is greater than the fair value of the liability (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of such Borrower in accordance with GAAP) of such Borrower and such Borrower is and will be solvent, is and will be able to pay its debts as they mature and does not and will not have an unreasonably small capital to engage in the business in which it is engaged and proposes to engage. Each Borrower does not intend to incur, or believe that it has incurred, debt beyond its ability to pay such debts as they mature. Neither Borrower is contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such Borrower or any of its assets. Neither Borrower is transferring any Collateral with any intent to hinder, delay or defraud any of its creditors.

6.26. Insured Closing Letter. As of the date hereof and as of the date of each delivery of a Wet Loan, the Borrower has obtained an Insured Closing Letter, closing protection letter or similar authorization letter from an Acceptable Title Company (or, with respect to any Mortgaged Property located in New York State, a comparable letter as customarily provided for closings occurring in such state), copies of which, upon request by the Lender, shall be delivered by the Borrower to the Lender prior to the related Funding Date. Upon request by the Lender, all such Insured Closing Letters or similar letters in possession of the Borrowers shall be made available for audit by the Lender or its designee.

6.27. Escrow Letter. As of the date hereof and as of the date of each delivery of a Wet Loan, the Settlement Agent has executed an Escrow Letter. Upon request by the Lender, all such escrow agreements in possession of the Borrowers shall be delivered to the Lender or made available for audit by the Lender or its designee, as requested by the Lender.

Section 7. Covenants of the Borrowers. The Borrowers covenant and agree with the Lender that, so long as any Advance is outstanding and until payment in full of all Secured Obligations:

7.01. Financial Statements. Aames Investment shall deliver to the Lender:

(a) (i) within 30 days after the end of the first two months of any quarterly fiscal period, the consolidated balance sheets of such Loan Party as at the end of such month and the related unaudited consolidated statements of income and retained earnings and of cash flows for such Loan Party and its consolidated Subsidiaries for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year;

(ii) within 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year of such Loan Party, the consolidated balance sheets of such Loan Party as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for such Loan Party and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of such Loan Party, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of such Loan Party and its Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(b) within 90 days after the end of each fiscal year of such Loan Party, the consolidated balance sheets of such Loan Party and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for such Loan Party and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of such Loan Party and its consolidated Subsidiaries at the end of, and for, such fiscal year in accordance with GAAP, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default or Event of Default;

(c) from time to time such other information regarding the financial condition, operations, or business of such Loan Party as the Lender may reasonably request; and

(d) as soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer knows, or with respect to any Plan or Multiemployer Plan to which each Borrower or any of its Subsidiaries makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of such Borrower setting forth details respecting such event or condition and the action, if any, that such Borrower or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by such Borrower or an ERISA Affiliate with respect to such event or condition):

(i) any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

(ii) the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by such Borrower or an ERISA Affiliate to terminate any Plan;

(iii) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by such Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(iv) the complete or partial withdrawal from a Multiemployer Plan by such Borrower or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by such Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against such Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

(vi) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if such Borrower or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections.

Each Borrower will furnish to the Lender, at the time it furnishes each set of financial statements pursuant to paragraphs (a) and (b) above, a certificate of a Responsible Officer of such Borrower to the effect that, to the best of such Responsible Officer’s knowledge, such Borrower during such fiscal period or year has observed or performed all of its covenants and other agreements, and satisfied every material condition, contained in this Warehouse Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate (and, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action such Borrower has taken or proposes to take with respect thereto).

7.02. Litigation. Each Borrower will promptly, and in any event within 7 days after service process on any of the following, give to the Lender notice of all legal or arbitrable proceedings affecting such Borrower or any of its Subsidiaries that questions or challenges the validity or enforceability of any of the Loan Documents or as to which there is a reasonable likelihood of adverse determination which would result in a Material Adverse Effect.

7.03. Existence, Etc. Each of the Borrowers, their Subsidiaries and the Qualified Originators will:

(a) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises (other than Subsidiaries which are not material to the business of the Borrowers);

(b) comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, truth in lending, real estate settlement procedures and all environmental laws) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

(c) keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

(d) not move its chief executive office or chief operating office from the addresses referred to in Section 6.13 unless it shall have provided the Lender 30 days prior written notice of such change (other than Subsidiaries which are not material to the business of the Borrowers);

(e) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; and

(f) permit representatives of the Lender, during normal business hours upon three (3) Business Days’ prior written notice at a mutually desirable time, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Lender.

7.04. Prohibition of Fundamental Changes. Neither Borrower shall enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets; provided, that such Borrower may merge or consolidate with (a) any wholly owned subsidiary of such Borrower, or (b) any other Person if such Borrower is the surviving corporation; and provided further, that if after giving effect thereto, no Default would exist hereunder.

7.05. Borrowing Base Deficiency. If at any time there exists a Borrowing Base Deficiency the Borrowers shall cure same in accordance with Section 2.06 hereof.

7.06. Notices. The Borrowers shall give notice to the Lender promptly:

(a) upon either Borrower becoming aware of, and in any event within one (1) Business Day after, the occurrence of any Default or Event of Default or any material event of default or default under any other material agreement of such Borrower which has not been waived or cured;

(b) upon, and in any event within three (3) Business Days after, service of process on either Borrower or any of its Subsidiaries, or any agent thereof for service of process, in respect of any legal or arbitrable proceedings affecting such Borrower or any of its Subsidiaries (i) that questions or challenges the validity or enforceability of any of the Loan Documents or (ii) in which the amount in controversy exceeds $1,000,000;

(c) upon either Borrower becoming aware of any default related to any Collateral which would reasonably be expected to have a Material Adverse Effect and any event or change in circumstances which should reasonably be expected to have a Material Adverse Effect;

(d) upon either Borrower becoming aware during the normal course of its business that the Mortgaged Property in respect of any Mortgage Loan or Mortgage Loans with an aggregate unpaid principal balance of at least $1,000,000 has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to materially and adversely affect the Collateral Value of such Mortgage Loan;

(e) upon the entry of a judgment or decree in an amount in excess of $1,000,000;

(f) upon either Borrower becoming aware of any event or circumstance which, with notice or the passage of time, could result in a Material Adverse Effect.

Each notice pursuant to this Section 7.06 (other than 7.06(e)) shall be accompanied by a statement of a Responsible Officer of the applicable Borrower setting forth details of the occurrence referred to therein and stating what action such Borrower has taken or proposes to take with respect thereto.

7.07. Servicing. Except as provided in Section 10.15(c), the Borrowers shall not permit any Person other than the Borrowers to service Mortgage Loans without the prior written consent of the Lender, which consent shall not be unreasonably withheld.

7.08. Underwriting Guidelines. In the event that either Borrower makes any amendment or modification to the Underwriting Guidelines, such Borrower shall promptly deliver to the Lender a complete copy of the amended or modified Underwriting Guidelines.

7.09. Lines of Business. Neither Borrower will engage to any substantial extent in any line or lines of business activity other than the businesses generally carried on by it as of the Effective Date.

7.10. Transactions with Affiliates. Neither Borrower will enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (i) pursuant to such Borrower’s executive loan program as approved from time to time by its Board of Directors or (ii)(a) otherwise permitted under this Warehouse Agreement, (b) in the ordinary course of such Borrower’s business and (c) upon fair and reasonable terms no less favorable to such Borrower than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or make a payment that is not otherwise permitted by this Section 7.10 to any Affiliate.

7.11. Application of Funding. The Borrowers will use the funding hereunder solely to originate, fund, and purchase Mortgage Loans for the purpose of (a) pooling such Mortgage Loans prior to securitization, or (b) sale, in each case in the ordinary course of business.

7.12. Limitation on Liens. Neither Borrower will, nor will it permit or allow others to, create, incur or permit to exist any Lien, security interest or claim on or to any of the Collateral. The Borrowers will defend the Collateral against, and will take such other action as is necessary to remove, any Lien, security interest or claim on or to the Collateral, other than the security interests created under this Warehouse Agreement, and the Borrowers will defend the right, title and interest of the Lender in and to any of the Collateral against the claims and demands of all persons whomsoever.

7.13. Limitation on Sale of Assets. The Borrowers shall not convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”), all or substantially all of its Property, business or assets (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired or allow any Subsidiary to Transfer substantially all of its assets to any Person; provided, that (a) either Borrower may, after prior written notice to the Lender, allow such action with respect to any Subsidiary which is not a material part of the Borrower’s overall business operations and (b) the foregoing shall not prohibit the Borrowers from securitizing or selling any Mortgage Loan.

7.14. [Intentionally Omitted]

7.15. Maintenance of Liquidity. the aggregate amount of Aames Investment’s cash and Cash Equivalents of (1) cash and loans held for sale and investment (excluding securitized mortgage loans) reduced by (2) the sum of amounts outstanding on revolving warehouse and repurchase facilities, margin on loans held for sale and investment (excluding securitized mortgage loans) and loans held for sale and investment which are ineligible to be pledged by Aames Investment under any of its revolving warehouse and repurchase facilities shall be in an amount equal to not less than $65,000,000.

7.16. Maintenance of Tangible Net Worth. Aames Investment’s Tangible Net Worth, on a consolidated basis and on any given day, shall be equal to or greater than $250,000,000 plus 50% of any subsequent additional capital raised in a public or private offering by Aames Investment.

7.17. [Intentionally Omitted]

7.18. [Intentionally Omitted]

7.19. Servicing Transmission. The Borrowers shall provide to the Lender no later than 11:00 a.m. eastern time two Business Days prior to each Payment Date (or such other day requested by Lender) (i) the Servicing Transmission, on a loan-by-loan basis and in the aggregate, with respect to the Mortgage Loans serviced hereunder by Aames Capital which were funded prior to the first day of the current month, summarizing Aames Capital’s delinquency and loss experience with respect to Mortgage Loans serviced by Aames Capital (including, in the case of the Mortgage Loans, the following categories: current, 30-59, 60-89 and 90+) and (ii) any other information reasonably requested by the Lender with respect to the Mortgage Loans.

7.20. No Amendment or Waiver. Neither Borrower will, nor will it permit or allow others to amend, modify, terminate or waive any provision of any Mortgage Loan to which such Borrower is a party in any manner which shall reasonably be expected to materially and adversely affect the value of such Mortgage Loan as Collateral.

7.21. Maintenance of Property; Insurance. The Borrowers shall (a) keep all property useful and necessary in its business in good working order and condition; and maintain errors and omissions insurance and/or mortgage impairment insurance and blanket bond coverage in such amounts as are in effect on the Effective Date (as disclosed to Lender in writing) and shall not reduce such coverage without the written consent of the Lender, and shall also maintain such other insurance with financially sound and reputable insurance companies, and with respect to property and risks of a character usually maintained by entities engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such entities.

7.22. Further Identification of Collateral. The Borrowers will furnish to the Lender from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Lender or any Lender may reasonably request, all in reasonable detail.

7.23. Mortgage Loan Determined to be Defective. Upon discovery by the Borrowers or the Lender of any breach of any representation or warranty listed on Schedule 1 hereto applicable to any Mortgage Loan, the party discovering such breach shall promptly give notice of such discovery to the other.

7.24. Interest Rate Protection Agreements. Upon the Lender’s request, the Borrowers shall deliver to the Lender any and all information relating to Interest Rate Protection Agreements.

7.25. Covenants of the Borrowers with respect to the Collateral. (a) The Borrowers shall permit the Lender to inspect its books and records relating to any of the Collateral and other matters relating to the transactions contemplated hereby, upon reasonable prior notice and during normal business hours.

(b) If the Borrowers shall, as a result of its ownership of the Collateral (other than Mortgage Loans), become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for the Collateral (other than Mortgage Loans), or otherwise in respect thereof, the Borrowers shall accept the same as the Lender’s agent, hold the same in trust for the Lender and deliver the same forthwith to the Lender in the exact form received, duly indorsed by the applicable Borrower to the Lender, if required, together with an undated bond power covering such certificate duly executed in blank and with, if the Lender so requests, signature guaranteed, to be held by the Lender hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Collateral (other than Mortgage Loans) shall be received by either Borrower, such Borrower shall, until such money or property is paid or delivered to the Lender as required hereunder, hold such money or property in trust for the Lender, segregated from other funds of such Borrower, as additional collateral security for the Obligations.

(c) At any time and from time to time, upon the written request of Lender, and at the sole expense of the Borrowers, the Borrowers will promptly and duly execute and deliver such further instruments and documents and take such further actions as Lender may reasonably request for the purposes of obtaining or preserving the full benefits of this Warehouse Agreement and of the rights and powers herein granted. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any instrument (including any certificated security or promissory note) or chattel paper (in each case as defined in the Uniform Commercial Code), such instrument or chattel paper shall be immediately delivered to Lender, duly endorsed in a manner satisfactory to Lender, to be held as Collateral pursuant to this Warehouse Agreement. Prior to such delivery, the Borrowers shall hold all such instruments or chattel paper in trust for Lender, and shall not commingle any of the foregoing with any assets of the Borrowers.

(d) The Borrowers shall pay, and save Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other similar taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Warehouse Agreement.

7.26. Certificate of a Responsible Officer of each Borrower. At the time that Aames Investment delivered a certificate of a Responsible Officer to the Lender in accordance with Section 7.01 hereof, Aames Investment shall forward to the Lender a certificate of a Responsible Officer of Aames Investment which demonstrates that Aames Investment is in compliance with the covenants set forth in Sections 7.14, 7.15, 7.16, 7.17 and 7.18.

7.27. Deposit of Collections. Upon the request of the Lender, after the occurrence of a Default, the Borrowers shall deposit all Collections received on account of the Collateral into one or more segregated accounts holding exclusively proceeds received with respect to the Collateral for the sole benefit of the Lender. The Borrowers shall remit all Collections received by the Borrowers to the Lender no later than the next Payment Date, accompanied by a report with sufficient detail to enable the Lender to appropriately identify the Collateral to which any amount remitted applies. The Lender shall apply all amounts so remitted in accordance with the provisions set forth in Section 3.03 hereof.

Section 8. Events of Default.

8.01. Events of Default. Each of the following events shall constitute an event of default (an “Event of Default”) hereunder:

(a) a Borrower shall default in the payment of any principal of or interest on any Advance (whether at stated maturity, upon acceleration or at mandatory prepayment); or

(b) any Loan Party shall default in the payment of any other amount payable by it hereunder or under any other Loan Document after notification by the Lender of such default, and such default shall have continued unremedied for three Business Days; or

(c) any representation, warranty or certification made or deemed made herein or in any other Loan Document by a Borrower or any certificate furnished to the Lender pursuant to the provisions thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1 which shall be considered solely for the purpose of determining the Collateral Value of the Mortgage Loans; unless such Borrower shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made); or

(d) Aames Investment or Aames Capital shall (or, if there are any outstanding Tranche B Advances outstanding, Aames Funding shall) fail to comply with the requirements of any of Sections 7.03, 7.04, 7.05, 7.06, 7.09, 7.10, 7.11, 7.12, 7.15, 7.16, 7.22 or 7.25 hereof; or any Borrower shall otherwise fail to observe or perform any other agreement contained in this Warehouse Agreement or any other Loan Document and such failure to observe or perform shall continue unremedied for a period of five (5) Business Days; or

(e) a final judgment or judgments for the payment of money in excess of $2,000,000 in the aggregate (to the extent that it is, in the reasonable determination of the Lender, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes) shall be rendered against either Borrower or any of its Subsidiaries by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the same shall not be discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and such Borrower or any such Subsidiary shall not, within said period of 60 days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(f) any Loan Party or any of its Affiliates shall admit in writing its inability to pay its debts as such debts become due; or

(g) any Loan Party or any of its Affiliates shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any corporate or other action for the purpose of effecting any of the foregoing; or

(h) a proceeding or case shall be commenced, without the application or consent of any Loan Party or any of its Affiliates, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of such Loan Party or any such Affiliate or of all or any substantial part of its property, or (iii) similar relief in respect of such Loan Party or any such Affiliate under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against such Loan Party or any such Affiliate shall be entered in an involuntary case under the Bankruptcy Code; or

(i) the Custodial Agreement or any Loan Document shall for whatever reason (including an event of default thereunder) be terminated or the lien on the Collateral created by this Warehouse Agreement or either Borrower’s material obligations hereunder shall cease to be in full force and effect, or the enforceability thereof shall be contested by either Borrower; or

(j) any material adverse change in the Properties, business or financial condition, or prospects of any Loan Party or any of its Affiliates or any Qualified Originator, in each case as determined by the Lender in its sole discretion, or the existence of any other condition which, in the Lender’s sole discretion, constitutes a material impairment of either Borrower’s ability to perform its obligations under this Warehouse Agreement, the Note or any other Loan Document or the ability of any Affiliate of such Borrower to perform its obligations under any agreement between such Affiliate and the Lender or an Affiliate of the Lender; or

(k) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of either Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA,

(iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) either Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Lenders is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(l) Aames Investment, through its Subsidiaries, shall own less than 100% of the outstanding capital stock of Aames Capital or Aames Funding; or

(m) either Borrower shall grant, or suffer to exist, any Lien on any Collateral except the Liens contemplated hereby; or the Liens contemplated hereby shall cease to be first priority perfected Liens on the Collateral in favor of the Lender or shall be Liens in favor of any Person other than the Lender; or

(n) either Borrower or any of its subsidiaries or Affiliates shall default under, or fail to perform as required under, or shall otherwise materially breach the terms of any instrument, agreement or contract between such Borrower or such other entity, on the one hand, and Lender or any of the Lender’s Affiliates, on the other; or

(o) any Loan Party or its Affiliates shall default under or fail to perform as requested under, the terms of any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds or any other material agreement entered into by such Loan Party or its Affiliate and any third party, which default or failure entitles any party to require acceleration or prepayment of any indebtedness thereunder; or

(p) the Lender shall reasonably request, specifying the reasons for such request, information, and/or written responses to such requests, regarding the financial well-being of any Loan Party and such information and/or responses shall not have been provided within three Business Days of such request; or

(q) the discovery by the Lender after the date hereof of a condition or event which existed at or prior to the execution hereof which has not been previously publicly disclosed by Aames Investment or of which the Lender did not have actual knowledge on the date hereof and which the Lender, in its sole reasonable discretion, determines materially and adversely affects: the condition (financial or otherwise) of either Borrower, its Subsidiaries or Affiliates; or (ii) the ability of either Borrower to fulfill its respective obligations under this Agreement; or

(r) Aames Investment shall fail to maintain its status as a REIT.

8.02. Remedies Upon Default. (a) If an Event of Default shall have occurred and be continuing, at any time at the Lender’s election, the Lender may apply all or any part of the Proceeds of the Collateral, including any Collections, in the payment of the Secured Obligations in the following order of priority:

(i) FIRST, to the payment of all reasonable costs and expenses incurred by the Lender in connection with this Warehouse Agreement, the Note, any other Loan Document or any of the Obligations, including, without limitation, all court costs and the reasonable costs or expenses incurred in connection with the exercise by the Lender of any right or remedy under this Warehouse Agreement, the Note or any other Loan Document;

(ii) SECOND, to the satisfaction of all other Secured Obligations; and

(iii) THIRD, any excess to the Borrower or any other Person as directed by the Borrower in writing.

(b) Upon the occurrence of one or more Events of Default (subject to the expiration of the applicable cure period contained therein) other than those referred to in Section 8(g) or (h), the Lender may immediately declare the principal amount of the Advances then outstanding under the Note to be immediately due and payable, together with all interest thereon and reasonable fees and out-of-pocket expenses accruing under this Warehouse Agreement; provided that upon the occurrence of an Event of Default referred to in Sections 8(g) or (h), such amounts shall immediately and automatically become due and payable without any further action by any Person. Upon such declaration or such automatic acceleration, the balance then outstanding on the Note shall become immediately due and payable, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrowers and may thereupon exercise any remedies available to it at law and pursuant to the Loan Documents. An Event of Default shall be deemed to be continuing unless expressly waived by the Lender in writing.

(c) Upon the occurrence of one or more Events of Default, the Lender shall have the right to obtain physical possession of the Servicing Records and all other files of the Borrowers relating to the Collateral and all documents relating to the Collateral which are then or may thereafter come in to the possession of the Borrowers or any third party acting for the Borrowers and the Borrowers shall deliver to the Lender such assignments as the Lender shall request. The Lender shall be entitled to specific performance of all agreements of the Borrowers contained in this Warehouse Agreement.

Section 9. No Duty on Lender’s Part. The powers conferred on the Lender hereunder are solely to protect the Lender’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers. The Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Borrowers for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

Section 10. Miscellaneous.

10.01. Waiver. No failure on the part of the Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

10.02. Notices. Except as otherwise expressly permitted by this Warehouse Agreement, all notices, requests and other communications provided for herein and under the Custodial Agreement (including, without limitation, any modifications of, or waivers, requests or consents under, this Warehouse Agreement) shall be given or made in writing (including, without limitation, by telex or telecopy) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Warehouse Agreement and except for notices given under Section 2 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telex or telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

10.03. Indemnification and Expenses. (a) The Borrowers agree to hold the Lender harmless from and indemnify the Lender against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by, or asserted against the Lender, relating to or arising out of, this Warehouse Agreement, the Note, any other Loan Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Warehouse Agreement, the Note, any other Loan Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than the Lender’s gross negligence or willful misconduct. In any suit, proceeding or action brought by the Lender in connection with any Mortgage Loan for any sum owing thereunder, or to enforce any provisions of any Mortgage Loan, the Borrowers will save, indemnify and hold the Lender harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by the Borrowers of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from the Borrowers. The Borrowers also agree to reimburse the Lender as and when billed by the Lender for all the Lender’s reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or the preservation of the Lender’s rights under this Warehouse Agreement, the Note, any other Loan Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel. The Borrowers hereby acknowledge that, notwithstanding the fact that the Note is secured by the Collateral, the obligation of the Borrowers under the Note is a recourse obligation of the Borrowers.

(b) The Borrowers agree to pay as and when billed by the Lender all of the out-of pocket costs and expenses incurred by the Lender in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Warehouse Agreement, the Note, any other Loan Document or any other documents prepared in connection herewith or therewith. The Borrowers agree to pay as and when billed by the Lender all of the out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including, without limitation, (i) all the reasonable fees, disbursements and expenses of counsel to the Lender in connection with the execution of this Warehouse Agreement, (ii) all the due diligence, inspection, testing and review costs and expenses incurred by the Lender with respect to Collateral under this Warehouse Agreement, including, but not limited to, those costs and expenses incurred by the Lender pursuant to Sections 10.03(a), 10.14 and 10.16 hereof other than any costs and expenses incurred in connection with the Lender’s rehypothecation of the Mortgage Loans prior to an Event of Default and (iii) initial and ongoing fees and expenses incurred by the Custodian in connection with the performance of its duties under the Custodial Agreement.

10.04. Amendments. Except as otherwise expressly provided in this Warehouse Agreement, any provision of this Warehouse Agreement may be modified or supplemented only by an instrument in writing signed by the Borrowers and the Lender and any provision of this Warehouse Agreement may be waived by the Lender.

10.05. Successors and Assigns. This Warehouse Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.06. Survival. The obligations of the Borrowers under Section 10.03 hereof shall survive the repayment of the Advances and the termination of this Warehouse Agreement. In addition, each representation and warranty made, or deemed to be made by a request for a borrowing, herein or pursuant hereto shall survive the making of such representation and warranty, and the Lender shall not be deemed to have waived, by reason of making any Advance, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that the Lender may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Advance was made.

10.07. Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Warehouse Agreement.

10.08. Counterparts. This Warehouse Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Warehouse Agreement by signing any such counterpart.

10.09. Warehouse Agreement Constitutes Security Agreement; Governing Law. This Warehouse Agreement shall be governed by New York law without reference to choice of law doctrine (but with reference to Section 5-1401 of the New York General Obligations Law, which by its terms applies to this Warehouse Agreement), and shall constitute a security agreement within the meaning of the Uniform Commercial Code.

10.10. SUBMISSION TO JURISDICTION; WAIVERS. EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS WAREHOUSE AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, OR FOR

RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NONEXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE LENDER SHALL HAVE BEEN NOTIFIED; AND

(D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

10.11. WAIVER OF JURY TRIAL. EACH OF THE BORROWERS AND THE LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS WAREHOUSE AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

10.12. Acknowledgments. Each Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Warehouse Agreement, the Note and the other Loan Documents to which it is a party;

(b) the Lender has no fiduciary relationship to such Borrower, and the relationship between such Borrower and the Lender is solely that of debtor and creditor; and

(c) no joint venture exists among or between the Lender and such Borrower.

10.13. Hypothecation or Pledge of Collateral. The Lender shall have free and unrestricted use of all Collateral and nothing in this Warehouse Agreement shall preclude the Lender from engaging in repurchase transactions with the Collateral or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Collateral. Nothing contained in this Warehouse Agreement shall obligate the Lender to segregate any Collateral delivered to the Lender by the Borrowers.

10.14. Assignments; Participations. (a) Each Borrower may assign any of its rights or obligations hereunder or under the Note with the prior written consent of the Lender which consent shall not be unreasonably withheld. The Lender may assign or transfer to any bank or other financial institution that makes or invests in loans or any Affiliate of the Lender all or any of its rights or obligations under this Warehouse Agreement and the other Loan Documents.

(b) The Lender may, in accordance with applicable law, at any time sell to one or more lenders or other entities (“Participants”) participating interests in any Advance, the Note, its commitment to make Advances, or any other interest of the Lender hereunder and under the other Loan Documents. In the event of any such sale by the Lender of participating interests to a Participant, the Lender’s obligations under this Warehouse Agreement to the Borrowers shall remain unchanged, the Lender shall remain solely responsible for the performance thereof, the Lender shall remain the holder of the Note for all purposes under this Warehouse Agreement and the other Loan Documents, and the Borrowers and the Lender shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Warehouse Agreement and the other Loan Documents. The Borrowers agree that if amounts outstanding under this Warehouse Agreement and the Note are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Warehouse Agreement and the Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Warehouse Agreement or the Note; provided, that such Participant shall only be entitled to such right of set-off if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with the Lender the proceeds thereof. The Lender also agrees that each Participant shall be entitled to the benefits of Sections 2.07 and 10.03 with respect to its participation in the Advances outstanding from time to time; provided, that the Lender and all Participants shall be entitled to receive no greater amount in the aggregate pursuant to such Sections than the Lender would have been entitled to receive had no such transfer occurred.

(c) The Lender may furnish any information concerning the Borrowers or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants) only after notifying the Borrowers in writing and securing signed confidentiality statements (a form of which is attached hereto as Exhibit I) and only for the sole purpose of evaluating participations and for no other purpose.

(d) The Borrowers agree to cooperate with the Lender in connection with any such assignment and/or participation, to execute and deliver such replacement notes, and to enter into such restatements of, and amendments, supplements and other modifications to, this Warehouse Agreement and the other Loan Documents in order to give effect to such assignment and/or participation. Each Borrower further agrees to furnish to any Participant identified by the Lender to the Borrower copies of all reports and certificates to be delivered by such Borrower to the Lender hereunder, as and when delivered to the Lender.

10.15. Servicing. (a) The Borrowers covenant to maintain or cause the servicing of the Mortgage Loans to be maintained in conformity with Accepted Servicing Practices. In the event that the preceding language is interpreted as constituting one or more servicing contracts, each such servicing contract shall terminate automatically upon the earliest of (i) an Event of Default, or (ii) the date on which all the Secured Obligations have been paid in full, or (iii) the transfer of servicing to any entity approved by the Lender.

(b) During the period the each Borrower is servicing the Mortgage Loans, (i) such Borrower agrees that Lender has a first priority perfected security interest in all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records or rights relating to or evidencing the servicing of such Mortgage Loans (the “Servicing Records”), and (ii) such Borrower grants the Lender a security interest in all servicing fees and rights relating to the Mortgage Loans and all Servicing Records to secure the obligation of such Borrower or its designee to service in conformity with this Section and any other obligation of such Borrower to the Lender. The Borrowers covenant to safeguard such Servicing Records and to deliver them promptly to the Lender or its designee (including the Custodian) at the Lender’s request. It is understood and agreed by the parties that prior to an Event of Default, the Borrowers shall retain the servicing fees with respect to the Mortgage Loans.

(c) If the Mortgage Loans are serviced by any other third party servicer (such third party servicer, the “Subservicer”), the applicable Borrower shall provide a copy of the related servicing agreement with a properly executed Instruction Letter to the Lender at least three (3) Business Days prior to the applicable Funding Date or the date on which the Subservicer shall begin subservicing the Mortgage Loans, which shall be in the form and substance acceptable to Lender (the “Servicing Agreement”) and shall have obtained the written consent of the Lender for such Subservicer to subservice the Mortgage Loans. Initially, the Subservicer shall be Aames Funding.

(d) The Borrowers agree that upon the occurrence of an Event of Default, the Lender may terminate the Borrowers in their capacity as servicer and terminate any Servicing Agreement and transfer such servicing to the Lender or its designee, at no cost or expense to the Lender. In addition, each Borrower shall provide to the Lender an Instruction Letter from such Borrower to the effect that upon the occurrence of an Event of Default, the Lender may terminate any Subservicer or Servicing Agreement and direct that collections with respect to the Mortgage Loans be remitted in accordance with the Lender’s instructions. The Borrowers agree to cooperate with the Lender in connection with the transfer of servicing.

(e) After the Funding Date, until the pledge of any Mortgage Loan is relinquished by the Custodian, the Borrowers will have no right to modify or alter the terms of the Mortgage Loan or consent to the modification or alteration of the terms of any Mortgage Loan, and the Borrowers will have no obligation or right to repossess any Mortgage Loan or substitute another Mortgage Loan, except as provided in any Custodial Agreement.

(f) The Borrowers shall permit the Lender to inspect upon reasonable prior written notice (which shall be no more than five (5) Business Days prior to such date) at a mutually convenient time, the Borrowers’ or their Affiliate’s servicing facilities, as the case may be, for the purpose of satisfying the Lender that the Borrowers or their Affiliate, as the case may be, has the ability to service the Mortgage Loans as provided in this Warehouse Agreement. In addition, with respect to any Subservicer which is not an Affiliate of either Borrower, the applicable Borrower shall use its best efforts to enable the Lender to inspect the servicing facilities of such Subservicer.

10.16. Periodic Due Diligence Review. The Borrowers acknowledge that the Lender has the right to perform continuing due diligence reviews with respect to the Mortgage Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and each Borrower agrees that upon reasonable (but no less than one (1) Business Day’s) prior notice to such Borrower, the Lender or its authorized representatives will be permitted during normal business hours to examine, inspect, make copies of, and make extracts of, the Mortgage Files and any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession, or under the control, of such Borrower and/or the Custodian. The Borrowers also shall make available to the Lender a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Mortgage Loans. Without limiting the generality of the foregoing, the each Borrower acknowledges that the Lender shall make Advances to the Borrowers based solely upon the information provided by the Borrowers to the Lender in the Mortgage Loan Data Transmission and the representations, warranties and covenants contained herein, and that the Lender, at its option, has the right, at any time to conduct a partial or complete due diligence review on some or all of the Mortgage Loans securing such Advance, including, without limitation, ordering new credit reports, new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Mortgage Loan. The Lender may underwrite such Mortgage Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting. Each Borrower agrees to cooperate with the Lender and any third party underwriter in connection with such underwriting, including, but not limited to, providing the Lender and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession, or under the control, of such Borrower. In addition, the Lender has the right to perform continuing Due Diligence Reviews of each Borrower and its Affiliates, directors, officers, employees and significant shareholders. The Borrowers and Lender further agree that all out-of-pocket costs and expenses incurred by the Lender in connection with the Lender’s activities pursuant to this Section 10.16 shall be paid for as agreed by such parties.

10.17. Set-Off. In addition to any rights and remedies of the Lender provided by this Warehouse Agreement and by law, the Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all Property and deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender or any Affiliate thereof to or for the credit or the account of the Borrowers. The Lender may set-off cash, the proceeds of the liquidation of any Collateral and all other sums or obligations owed by the Lender or its Affiliates to the Borrowers against all of the Borrowers’ obligations to the Lender or its Affiliates, whether under this Warehouse Agreement or under any other agreement between the parties or between the Borrowers and any affiliate of the Lender, or otherwise, whether or not such obligations are then due, without prejudice to the Lender’s or its Affiliate’s right to recover any deficiency. The Lender agrees promptly to notify the Borrowers after any such set-off and application made by the Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

10.18. Intent. The parties recognize that each Advance is a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended.

10.19. Joint and Several Liability. Each Borrower hereby acknowledges and agrees that such Borrower shall be jointly and severally liable for all representations, warrants, covenants, obligations and indemnities of the Borrowers hereunder.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Warehouse Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER

AAMES INVESTMENT CORPORATION

By:	/s/ Jon D. Van Deuren
Name:	Jon D. Van Deuren
Title:	Senior Vice President, Finance

Address for Notices: 350 South Grand Avenue Los Angeles, California 90071 Attention: Chief Financial Officer Telecopier No.: (323) 210-5551 Telephone No.: (323) 210-5276

With a copy to:

Attention: Vice President/Treasury Telecopier No.: (323) 210-5036 Telephone No.: (323) 210-5036

With a copy to:

Attention: General Counsel Telecopier No.: (323) 210-5026 Telephone No.: (323) 210-4871

AAMES CAPITAL CORPORATION

By:	/s/ Jon D. Van Deuren
Name:	Jon D. Van Deuren
Title:	Senior Vice President, Finance

Address for Notices: 350 South Grand Avenue Los Angeles, California 90071 Attention: Chief Financial Officer Telecopier No.: (323) 210-5551 Telephone No.: (323) 210-5276

With a copy to:

Attention: Vice President/Treasury
Telecopier No.: (323) 210-5036
Telephone No.: (323) 210-5036

With a copy to:

Attention: General Counsel Telecopier No.: (323) 210-5026 Telephone No.: (323) 210-4871

BORROWER

AAMES FUNDING CORPORATION

By:	/s/ Jon D. Van Deuren
Name:	Jon D. Van Deuren
Title:	Senior Vice President, Finance

Address for Notices: 350 South Grand Avenue Los Angeles, California 90071 Attention: Chief Financial Officer Telecopier No.: (323) 210-5551 Telephone No.: (323) 210-5276

With a copy to:

Attention: Vice President/Treasury Telecopier No.: (323) 210-5036 Telephone No.: (323) 210-5036

With a copy to:

Attention: General Counsel Telecopier No.: (323) 210-5026 Telephone No.: (323) 210-4871

LENDER

GREENWICH CAPITAL FINANCIAL PRODUCTS, INC.

By:	/s/ Anthony Palmisano
Name:	Anthony Palmisano
Title:	Senior Vice President

Address for Notices:
600 Steamboat Road
Greenwich, Connecticut 06830
Attention: John Anderson
Telecopier No.: (203) 618-2135
Telephone No.: (203) 625-7941

With a copy to:

Attention: General Counsel
Telecopier No.: (203) 618-2132
Telephone No.: (203) 625-2700